EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

dated as of

August 25, 2008

by and between

CROSSTOWN TRADERS, INC.

NORM THOMPSON OUTFITTERS, INC.

CHARMING SHOPPES, INC.

and

THE OTHER PERSONS LISTED ON THE SIGNATURE PAGES HERETO

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of August 25, 2008 (this “Agreement”), is made by and between CROSSTOWN TRADERS, INC., a Delaware corporation (“CTI”), CHARMING SHOPPES, INC., a Delaware corporation (“Parent”), NORM THOMPSON OUTFITTERS, INC., a Delaware corporation (the “Buyer”), and the other parties listed on the signature pages hereto.  Certain terms used herein are defined in Section 1.1 hereof.

BACKGROUND

CTI is the record and beneficial owner of all of the outstanding shares of capital stock of the Company.

The parties hereto desire to provide for the acquisition by Buyer of the Company through the sale by CTI to Buyer of all the outstanding shares of capital stock of the Company and for certain other matters, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.  DEFINITIONS

1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquired Assets” means those assets, agreement, contracts and other items identified or described on Schedule 1.1A hereto.

“Accrued Vacation Amount” means the lesser of (a) the product of (i) any liability for accrued vacation, personal days, sick pay and other paid time off times (ii) 0.80, and (b) $200,000.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Assumed Liabilities” means (i) any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by any Acquired Asset, (ii) any Liabilities included in the calculation of the Final Closing CTI Borne Expenses that are assumed by the Company and its Subsidiaries pursuant to Section 3.4, and (iii) any Liabilities for accrued vacation, personal days, sick pay and other paid time off that are assumed by the Company pursuant to Section 3.4.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing CTI Borne Expenses” means the amount of unpaid CTI Borne Expenses as of the Closing.

“Closing Outstanding Checks” means the amount of Outstanding Checks as of the Closing.

“Closing Payment” means $35,000,000.

“Company” means Arizona Mail Order Company, Inc., a Delaware corporation.

“Consent” means any approval, consent, license, permit, franchise, grant, waiver or other authorization.

“CTI Borne Expenses” means, with respect to the Company and its Subsidiaries, the sum of (i) the amount of Past Due Payables (less the amount of any vendor credits (not to exceed $100,000 in the aggregate for all vendor credits) which may be used by the Company and its Subsidiaries to reduce amounts otherwise due and owing under such Past Due Payables to the applicable vendors) in excess of $250,000 in the aggregate, (ii) the amount of all unprocessed customer returns/refunds that have not been promptly processed in the ordinary course of business, (iii) any change-of-control, retention or similar payment which is triggered in whole or in part by the transactions contemplated by this Agreement, (iv) (A) any liability for accrued payroll, (B) any liability for accrued bonus payments, (C) the Accrued Vacation Amount, and (D) any other liability for accrued employee compensation, (v) any liability for accrued severance payments, (vi) any liability for accrued restructuring costs, (vii) any liability for Taxes, and (viii) the amount of all payables due to Direct Marketing Services, Inc.

“Encumbrance” means any mortgage, deed of trust, pledge, lien, security interest, charge, encumbrance, community property interest or restriction on use, voting, transfer or receipt of income.

“Environmental Laws” means all Laws concerning or relating to the protection of the environment and human health as it relates to the environment.

“Excluded Assets” means those assets, agreements, contracts and other items identified or described on Schedule 1.1B hereto.

“Excluded Liabilities” any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset or the Excluded Subsidiaries (including any Liabilities relating to the Lane Bryant business).

“Excluded Subsidiaries” means Home Etc., Inc., a Delaware corporation, and Old Pueblo Traders #8257, LLC, an Arizona limited liability company.

“GAAP” means United States generally accepted accounting principles applied consistently with those used to prepare the Financial Statements.

“Governmental Body” means any foreign or United States federal, state, local, municipal or other government, agency, instrumentality or authority.

“Governmental Authorization” means any Consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Laws.

“Hazardous Substance” means any substance governed or regulated under any Environmental Laws, including any substance which is: (i) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (ii) defined, designated or listed as a “Hazardous Substance” pursuant to Sections 307 or 311 of the Clean Water Act, 33 U.S.C. §§ 1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. § 9601; (iii) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. § 172.101; or (iv) defined, designated or listed as a “Hazardous Waste” under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

“Indebtedness” of a Person means (i) any indebtedness of that Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness of that Person evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which that Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables or other accruals incurred in the ordinary course of business), (iv) any commitment by which that Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by that Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which that Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by an Encumbrance on that Person’s assets, (viii) any off-balance sheet financing of that Person (other than operating leases), (ix) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, and (x) any Liabilities incurred by that Person (including, in the case of the Company and its Subsidiaries, any fees, costs and expenses incurred on behalf of CTI and any fees payable to Banc of America Securities LLC and Lehman Brothers, Inc.) in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

“Knowledge” means the actual knowledge of (i) with respect to CTI, any one or more of Eric Specter and Edwin Neumann and (ii) with respect to Buyer, any one or more of Neale Attenborough, Dave Walde and Joshua Olshansky.

“Laws” means any law (including principles of common law), constitution, statute, regulation, ordinance, certificate, judgment, order, award or other decision or requirement of any Governmental Body.

“Liability” means any liability, debt, obligation, assessment, fine, claim, cause of action or other loss of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, operations, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of CTI to consummate the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that any such effect to the extent attributable to any change, effect, event or condition (a) generally applicable to the industries and markets in which the Company and the Subsidiaries operate and not disproportionately affecting the Company or its Subsidiaries, (b) generally applicable to financial, banking or securities markets, (c) relating to any change in applicable Law, in GAAP or in any interpretation thereof occurring after the date hereof, (d) expressly contemplated by the terms of this Agreement or any other Transaction Document or approved by Buyer in writing, (e) resulting from the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or resulting from the occurrence of any military or terrorist attack upon the United States, (f) resulting from seasonal fluctuations affecting the Company or the Subsidiaries or the apparel retail industry, or (g) resulting from the execution of this Agreement or any other Transaction Document or the public announcement of the transactions contemplated hereby or thereby, in any such case, shall not, in and of itself,  constitute a “Material Adverse Effect.”  Notwithstanding the foregoing, CTI may include in the Disclosure Schedule disclosure with respect to items that would not have a Material Adverse Effect within the meaning of the previous sentence, and this inclusion shall not be deemed to be an acknowledgement by CTI that these items, or any of them, would have a Material Adverse Effect or further change, amend or define the meaning of the term Material Adverse Effect for purposes of this Agreement.

“Net Tax Benefit” means, with respect to any indemnification claim, the actual reduction in the aggregate federal and state income tax liability in the taxable period of the loss or other adjustment for which the indemnification is payable, calculated on a with and without basis.

“Orchard” means, collectively, Draper’s & Damon’s, Inc., a California corporation, Haband Company LLC, a Delaware limited liability company, Johnny Appleseed’s Inc., a Massachusetts corporation, and Blair LLC, a Delaware limited liability company, Orchard Brands Corporation, a Delaware corporation.

“Outstanding Checks” the amount of all checks written by the Company or its Subsidiaries but not cashed prior to Closing (including, without limitation, in respect of accounts payable and customer refunds).

“Past Due Payables” means the amount of all payables of the Company and its Subsidiaries (including any accounts payable, notes payable and any disputed payables) and accrued expenses, in each case, that are past due.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business, (iii) other non-consensual Encumbrances or imperfections of title to or on property that are not material in amount and do not materially detract from the value of or impair in any material respect the existing use of the property affected by such Encumbrance or imperfection, (iv) all Encumbrances of record or identified in any title reports obtained by Buyer or delivered to Buyer by CTI prior to the date of this Agreement, (v) all local and other building and zoning Laws now or hereafter in effect relating to or affecting any real property, (vi) all leases, subleases, licenses and occupancy and/or use agreements affecting any real property (or any portion thereof) which are identified on the Disclosure Schedule, (vii) all service contracts and agreements affecting any real property which are identified on the Disclosure Schedule, or (viii) Encumbrances reflected in the contracts identified in Section 5.11 of the Disclosure Schedule or which are disclosed in the notes accompanying the Financial Statements.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Personally Identifiable Data” means the names, addresses, email addresses, telephone numbers and fax numbers of any individuals, or any other data likely to substantially identify any individual, together with any other information about an individual which is combined with or linked to any of the foregoing information, including but not limited to, customer lists, mailing lists, telemarketing lists, email lists, customer or prospective customer databases, credit reports, data regarding purchases of identified customers, and databases or records of website usage by users who are identified by any of the foregoing information.

“Purchase Price” means the Closing Payment, as finally adjusted in accordance with Section 3.

“Related Party” means (i) CTI, (ii) any Affiliate of CTI, (iii) any director or officer of CTI or its Affiliates and (iv) any member of the immediate family of any individual included in (iii).  For purposes of this definition, the “immediate family” of an individual includes only the individual’s spouse, parents, children and siblings.

“Related Party Agreements” means agreements, contracts, commitments or understandings by and between any Related Party, on the one hand, and the Company or any

Subsidiary, on the other hand, including, without limitation, any such agreements, contracts, commitments or understandings pursuant to which a Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any Subsidiary (including, but not limited to accounting, tax, data processing, information technology and legal services).

“Representative” means with respect to a particular Person, any director, member, partner, general partner, limited partner, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Response,” “Removal” and “Remedial Action” shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601(23)-9601(25).

“Software” means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing that is owned, leased, used or held by, granted to or licensed by the Company or any Subsidiary.

“Subsidiaries” means Bedford Fair Apparel, Inc., a Delaware corporation, LM&B Catalog, Inc., a Delaware corporation, and Monterey Bay Clothing Company, Inc., a Delaware corporation.

“Tax” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, license, greenmail, excise, franchise, stamp, occupation, premium, environmental, employment, withholding or other taxes, escheat, unclaimed or abandoned property, governmental fees or other like assessments, together with any interest, additions or penalties with respect thereto.

“Tax Returns” means all reports, returns, statements and forms with respect to Taxes.

“Trade Secrets” means (i) all customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and Personally Identifiable Data, and (ii) all material proprietary formulas, know-how, trade secrets, business methods, technical data, and inventions, in each case owned, leased, used or held by, granted to or licensed by the Company or any Subsidiary.

“Transaction Documents” means this Agreement and all other agreements required to be delivered by any party hereto pursuant to the terms of this Agreement.

“Transition Period” shall mean the period commencing on the date of this Agreement and ending on September 15, 2008, during which (i) Buyer shall develop and execute a plan to integrate the business operations of the Company and its Subsidiaries into the business operations of Buyer and its Affiliates, (ii) CTI shall cause the Company and the Subsidiaries to provide Buyer and its Representatives access to certain information as contemplated by

Section 7.4 and (iii) CTI shall provide, and shall cause its Affiliates to provide, the cooperation in connection with facilitating the Closing as contemplated by Section 7.9.

“Wachovia Facility” means that certain Second Amended and Restated Loan and Security Agreement dated as of July 28, 2005 by and among CTI and certain of its Affiliates and a syndicate of banks and other financial institutions identified therein, including Wachovia Bank, National Association as agent for the lenders, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Assignment and Assumption	2.4(a)
Balance Sheet	5.6(a)
Business	5.19
Buyer	Preamble
Buyer Group Health Plan Effective Date	11.2
Buyer Material Adverse Effect	6.3(c)
Buyer Plan Effective Date	11.5
Buyer Transaction Documents	6.1
Buyer’s Representatives	7.4
CERCLA	1.1
Claim	14.3(a)
Closing	2.2
Closing Date	2.2
Closing Statement	3.2(a)
Code	5.16(a)
Company Account	5.10(b)
Company Intellectual Property	5.13(a)
Continuation Coverage Laws	11.6
Copyrights	5.13(a)
Covered Individual	11.3
CTI	Preamble
CTI Confidential Information	8.1(b)
Current Representation	15.12(a)
Damages	14.2(a)
Defined Benefit Plan	5.16(d)
Designated Person	15.12(a)
DOL	5.16(a)
Domain Registrations	5.13(a)
Election	10.7
Employee Benefit Plans	5.16(a)

Term	Section
Employee Pension Benefit Plan	5.16(c)
ERISA	5.16(a)
ERISA Affiliate	5.16(d)
Final Check Excess	3.3(d)
Final Closing Outstanding Checks	3.3(d)
Final Closing CTI Borne Expenses	3.3(d)
Financial Statements	5.6(a)
Indemnified Party	14.3(a)
Indemnifying Party	14.3(a)
Independent Accounting Firm	3.2(c)
IRS	10.1(c)
Listed Employees	11.1
Marks	5.13(a)
Multiemployer Plan	5.16(d)
Nasdaq	7.5(a)
Old Coverage	11.2
Orchard Guaranteed Obligations	15.13(a)
Orchard Guaranty	15.13(a)
Orchard Post-Closing Guaranteed Obligations	15.13(b)
Orchard Post-Closing Guaranty	15.13(b)
Orchard Pre-Closing Guaranteed Obligations	15.13(a)
Orchard Pre-Closing Guaranty	15.13(a)
Parent	Preamble
Parent Guaranteed Obligations	15.14(a)
Parent Guaranty	15.14(a)
Patents	5.13(a)
Post-Closing Representation	15.12(a)
Potential Contributor	14.5
Pre-Closing Tax Period	10.3(a)
Purchase Price Allocation	10.8
Required Amount	11.2
Seller Transaction Documents	4.1
Shares	2.1(a)
Straddle Period	10.3(b)
Surviving Representations and Warranties	14.1
Tax Contest	10.4
Terminating Buyer Breach	13.1(d)
Terminating Seller Breach	13.1(c)

Term	Section
Third Party Claim	14.3(b)
Transferred Employees	11.1
Transition Services Agreement	9.5
WARN Act	5.15(b)
Warranty Breach	14.2(a)

(c) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to the Disclosure Schedule refer to the Disclosure Schedule attached hereto or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to “herein” means a reference to “in this Agreement,” and (vii) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(d) Any matter set forth in any Section of the Disclosure Schedule shall be deemed set forth in all other Sections to the Disclosure Schedule to the extent the applicability of such matter to such other Sections is reasonably apparent.  The inclusion of any information (including dollar amounts) in any Section of the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by CTI that such information is material to or outside the ordinary course of the business of CTI, the Company or any Subsidiary.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

(e) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

(f) Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

SECTION 2.   PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, CTI shall sell, transfer and deliver to Buyer, and Buyer shall purchase from CTI, all of the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”), free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities Laws).

(b) Upon the terms and subject to the conditions of this Agreement, in consideration for CTI’s delivery of the Shares, Buyer shall pay to CTI the Purchase Price.

2.2 Closing.  The closing of the purchase and sale of the Shares (the “Closing”) pursuant to this Agreement shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103, commencing at 10:00 A.M., Eastern time, on a date to be mutually agreed by Buyer and CTI (the “Closing Date”), which shall be no later than the later of (x) three Business Days after satisfaction or waiver of the conditions set forth in Section 12, and (y) September 30, 2008.  Buyer and CTI will work in good faith to effect the Closing on or prior to the termination of the Transition Period or as soon as reasonably practicable thereafter.  At the Closing, in addition to the other actions contemplated elsewhere herein:

(a) CTI shall deliver to Buyer:

(i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

(ii) a certificate, dated the Closing Date and signed by an authorized person of CTI (in his or her capacity as such), certifying as to the satisfaction of the conditions to Closing set forth in Sections 12.1(b) and (c);

(iii) copies of the resolutions of the board of directors and sole stockholder of CTI, authorizing the execution, delivery and performance of this Agreement and the other Seller Transaction Documents, certified as of the Closing Date by an authorized person (in his or her capacity as such) of CTI;

(iv) certificates representing all of the outstanding shares or membership interests of each Subsidiary (to the extent applicable), registered in the name of the Company;

(v) the original corporate seals, minute books and stock transfer and record books of the Company and each Subsidiary as they exist on the Closing Date;

(vi) a certificate, dated the Closing Date and signed by an authorized person of CTI (in his or her capacity as such), certifying as to the payment of Indebtedness and release of Encumbrances pursuant to Section 2.3;

(vii) a copy of the Assignment and Assumption, duly executed and delivered by each of the parties thereto; and

(viii) the other documents and agreements required to be delivered pursuant to Section 12.1.

(b) Buyer shall deliver to CTI:

(i) an amount equal to the Closing Payment plus or minus the adjustment provided for in Section 3.1(b) by wire transfer of immediately available funds to such account or accounts as shall, at least two Business Days before Closing, be designated by CTI in writing to Buyer;

(ii) certificates, dated the Closing Date and signed by an authorized person of Buyer (in their respective capacities as such), certifying as to the satisfaction of the conditions to Closing set forth in Sections 12.2(b) and (c);

(iii) copies of the resolutions of the board of directors Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents, certified as of the Closing by an authorized person of Buyer (in their respective capacities as such); and

(iv) the other documents and agreements required to be delivered pursuant to Section 12.2.

2.3 Payment of Indebtedness.  At the Closing, immediately upon receipt of the Closing Payment (plus or minus the adjustment provided for in Section 3.1(b)), CTI shall repay all Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing and shall cause all Encumbrances relating to such Indebtedness to be released.  At Closing, CTI shall certify as to the payment of such Indebtedness and the release of such Encumbrances.

2.4 Assignment and Assumption.

(a) Prior to the Closing, the Company, its Subsidiaries, CTI, Parent, and Charming Shoppes of Delaware, Inc. shall enter into an Assignment and Assumption and Shared Contract Agreement in the form attached hereto as Exhibit A (the “Assignment and Assumption”), pursuant to which (i) the Company and its Subsidiaries will assign the Excluded Assets to CTI or one of its Affiliates (other than the Company or one of its Subsidiaries); (ii) CTI or one of its Affiliates shall assume the Excluded Liabilities; (iii) CTI will assign to the Company or its Subsidiaries the Acquired Assets; (iv) the Company and/or its Subsidiaries shall assume the Assumed Liabilities described in clause (i) of the definition of Assumed Liabilities; and (v) the parties thereto will provide one another certain benefits under their agreements with certain third-party vendors following the Closing.  The transfer of assets and assumption of liabilities contemplated by the Assignment and Assumption shall be consummated prior to the Closing.

(b) If Buyer, the Company or CTI identifies, prior to Closing or within one year after Closing, any assets which are owned by CTI and its Affiliates and not included as part of the Acquired Assets that are related primarily to the operation of the Business or otherwise reasonably necessary to operate the Business in the same manner in which it was operated prior to the Closing recognizing that the parties intend for certain assets to be made available to Buyer, the Company or its Subsidiaries through the Transition Services Agreement and the Assignment and Assumption, then CTI shall, and shall cause its Affiliates to, promptly transfer, convey and/or assign such assets to the Company or its Subsidiaries, at no additional cost to Buyer; provided, that CTI and its Affiliates shall not be obligated to transfer, convey and/or assign any such assets that are, or that primarily relate to, the Excluded Assets.  As a condition to the assignment of any asset pursuant to this Section this Section 2.4(b), the Company or one of its Subsidiaries shall assume all Liabilities resulting from, arising out of, relating to, in the nature of, or caused by such assets.

SECTION 3.   PURCHASE PRICE ADJUSTMENT

3.1 Estimated Closing Outstanding Checks and Estimated Closing CTI Borne Expenses.

(a) Not less than one Business Day prior to the Closing Date and following reasonable advance consultation with Buyer, CTI shall deliver to Buyer a certificate (the “Estimate Certificate”) of an executive officer of CTI setting forth CTI’s good faith estimate of (i) the amount of the Closing Outstanding Checks (the “Estimated Closing Outstanding Checks”) and (ii) the amount of the Closing CTI Borne Expenses (the “Estimated Closing CTI Borne Expenses”). The Estimated Closing CTI Borne Expenses set forth on the Estimate Certificate shall be calculated in accordance with the provisions of Section 3.2(a).  The amount, if any, by which the Estimated Closing Outstanding Checks exceeds $2,500,000 is referred to herein as the “Estimated Check Excess”.

(b) If the sum of the (i) Estimated Check Excess plus (ii) the Estimated Closing CTI Borne Expenses exceeds the amount of cash actually in the bank accounts of the Company and its Subsidiaries at Closing, the amount of such excess shall be subtracted from the Closing Payment to be made by Buyer pursuant to Section 2.2(b)(i).

3.2 Closing Statement.

(a) As promptly as practicable, but no later than 60 days, after the Closing Date, CTI will cause to be prepared and delivered to Buyer a statement of Closing Outstanding Checks and Closing CTI Borne Expenses (the “Closing Statement”). The Closing Statement will be accompanied by a certificate of an executive officer of CTI specifying that the Closing Statement was prepared in accordance with the provisions of this Section 3.2(a). The determination of Closing CTI Borne Expenses shall be made by applying the principles, policies and practices used in connection with the preparation of the relevant portions of the Balance Sheet so long as they are in accordance with GAAP.

(b) If Buyer disagrees with CTI’s calculation of the Closing Outstanding Checks or Closing CTI Borne Expenses set forth in the Closing Statement, Buyer may, within 45 days after delivery of the certificate referred to in Section 3.2(a), deliver a notice to CTI disagreeing with such calculation and setting forth Buyer’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

(c) If a notice of disagreement shall be duly delivered pursuant to Section 3.2(b), Buyer and CTI shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts of Closing Outstanding Checks and Closing CTI Borne Expenses. If, following such period, Buyer and CTI are unable to reach such agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and CTI (who shall not have any material relationship with Buyer or CTI) (the “Independent Accounting Firm”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Outstanding Checks and Closing CTI Borne Expenses.  In making such calculation, the Independent Accounting Firm shall consider only those items or amounts in the Closing Outstanding Checks and Closing CTI Borne Expenses as to which Buyer has disagreed.  The Independent Accounting Firm shall deliver to Buyer and CTI, as promptly as practicable, a report setting forth such calculation, it being understood that neither the Closing Outstanding Checks nor the Closing CTI Borne Expenses calculated by the Independent Accounting Firm shall be less than the amount thereof shown in the Closing Statement nor more than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 3.2(b).  Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be allocated to be paid by CTI, on the one hand, and/or the Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm.

(d) Buyer and CTI agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Outstanding Checks and Closing CTI Borne Expenses and in the conduct of the audits or reviews referred to in Section 3.2(c).

3.3 Post-Closing Adjustment.

(a) If an adjustment to the Closing Payment was made pursuant to Section 3.1(b) and (i) the sum of (A) the Final Check Excess plus (B) the Final Closing CTI Borne Expenses exceeds (ii) the sum of (A) Estimated Check Excess plus (B) the Estimated Closing CTI Borne Expenses, then CTI shall pay Buyer, in the manner provided in Section 3.3(e), the amount of such excess.

(b) If no adjustment to the Closing Payment was made pursuant to Section 3.1(b) and the sum of (i) the Final Check Excess plus (ii) the Final Closing CTI Borne Expenses exceeds the amount of cash actually in the bank accounts of the Company and its

Subsidiaries at Closing, CTI shall pay Buyer, in the manner provided in Section 3.3(e), the amount of such excess.

(c) If an adjustment to the Closing Payment was made pursuant to Section 3.1(b) and the (i) the sum of (A) Estimated Check Excess plus (B) the Estimated Closing CTI Borne Expenses, exceeds (i) the sum of (A) the Final Check Excess plus (B) the Final Closing CTI Borne Expenses, Buyer shall pay to CTI, in the manner provided in Section 3.3(e), the lesser of (x) the amount of such excess and (y) the amount of the adjustment to the Closing Payment made pursuant to Section 3.1(b).

(d) “Final Check Excess” means the amount, if any, by which the Final Closing Outstanding Checks exceeds $2,500,000.  “Final Closing Outstanding Checks” means Closing Outstanding Checks as shown in CTI’s calculation delivered pursuant to Section 3.2(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.2(b), or if such a notice of disagreement is delivered, as agreed by Buyer and CTI pursuant to Section 3.2(c) or in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 3.2(c).  “Final Closing CTI Borne Expenses” means Closing CTI Borne Expenses as shown in CTI’s calculation delivered pursuant to Section 3.2(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.2(b), or if such a notice of disagreement is delivered, as agreed by Buyer and CTI pursuant to Section 3.2(c) or in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 3.2(c).

(e) Any payment made by Buyer or CTI pursuant to Sections 3.3(a), (b) or (c) shall be made within five days after such calculation has been determined by delivery by Buyer or CTI, as the case may be, in immediately available funds by wire transfer to an account of CTI (in the case of a payment by Buyer) or Buyer (in the case of a payment by CTI).

3.4 Assumption of CTI Borne Expenses.  Effective as of the Closing, the Company shall assume any and all Liabilities included in the calculation of the Final Closing CTI Borne Expenses (to the extent such Liabilities are not already Liabilities of the Company and its Subsidiaries at Closing) and all Liabilities for accrued vacation, personal days, sick pay and other paid time off for all the Transferred Employees (to the extent such Liabilities are not already included in the calculation of Final Closing CTI Borne Expenses) and shall pay, discharge and perform all such Liabilities as they become due.

SECTION 4.   REPRESENTATIONS AND WARRANTIES REGARDING CTI

CTI hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, except as set forth on the Disclosure Schedule attached hereto:

4.1 Organization and Good Standing.  CTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party (collectively, the “Seller Transaction Documents”).

4.2 Power and Authorization.  CTI has all legal right, power and authority to execute and deliver this Agreement and each other Seller Transaction Document, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.  All necessary corporate and stockholder action has been taken by CTI to authorize the execution, delivery and performance of this Agreement and each other Seller Transaction Document by CTI, and the consummation by CTI of the transactions contemplated hereby and thereby.  CTI has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document.  This Agreement is, and each other Seller Transaction Document, when duly executed and delivered at Closing by CTI, will be, the legal, valid and binding obligation of CTI, enforceable against CTI in accordance with their respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

4.3 No Conflicts.

(a) The execution, delivery and performance by CTI of this Agreement and the other Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice, or both):

(i) contravene, conflict with or result in a violation of (A) the certificate of incorporation or bylaws of CTI; (B) any resolution adopted by the board of directors or stockholders of CTI; or (C)  in any material respect any Laws or Governmental Authorizations binding upon or applicable to CTI; or

(ii) contravene, conflict with, result in a violation or breach of or constitute a default or otherwise cause any loss of benefit under, any material agreement or other obligation to which CTI is a party or by which it or any of CTI’s assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation, modification or acceleration) in or with respect to any of the Shares.

(b) Section 4.3(b) of the Disclosure Schedule contains a complete and accurate list of each other material Consent of, or material registration, notification, filing or declaration with, any Governmental Body, creditor, lessor or other Person, in each case required to be given or made by CTI, its Affiliates, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement and the other Seller Transaction Documents.

(c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Knowledge of CTI, threatened, which individually or in the aggregate, have had or would reasonably be expected to materially affect the ability of CTI to perform its obligations under this Agreement or any other Seller Transaction Document.

4.4 Ownership of the Shares.  CTI owns the Shares beneficially and of record, free and clear of any Encumbrance.  Other than this Agreement, there are no options, warrants, purchase rights, or other contracts, commitments or agreements to which CTI is a party that could require CTI to sell, transfer or otherwise dispose of any of the Shares or that could affect the right of CTI to convey the Shares to Buyer at Closing, and CTI has the absolute right, authority, power and capacity to sell, assign and transfer the Shares to Buyer free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities Laws).  CTI is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares.  Upon delivery at the Closing by CTI to Buyer of the certificates for the Shares, Buyer will acquire good, valid and marketable title to such Shares, free and clear of any Encumbrance (except for applicable securities Laws restrictions).

4.5 Brokers.  Other than Banc of America Securities LLC and Lehman Brothers Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of CTI or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Seller Transaction Document.

SECTION 5.   REPRESENTATIONS AND WARRANTIES  REGARDING THE COMPANY AND SUBSIDIARIES

CTI hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that, except as set forth on the Disclosure Schedule attached hereto:

5.1 Organization and Good Standing.  The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has all necessary corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases, and to perform all of its obligations under each agreement to which it is a party or by which it or its assets are bound.  The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction identified in Section 5.1 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 No Conflicts.  The execution, delivery and performance by CTI of this Agreement and the other Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice, or both):

(a) contravene, conflict with or result in a violation of (A) the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any Subsidiary; (B) any resolution adopted by the board of directors, the board of managers (or similar governing body), or stockholders or members, as applicable, of the Company or any

Subsidiary; or (C) in any material respect any Laws or Governmental Authorizations binding upon or applicable to the Company or any Subsidiary;

(b) contravene, conflict with, result in a violation or breach of or constitute a default or otherwise cause any loss of benefit under, any material agreement or other obligation to which the Company or any Subsidiary is a party or by which they or any of their assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation, modification or acceleration) in or with respect to the Company or any Subsidiary or any of their respective assets; or

(c) result in, require or permit the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any assets owned or leased by the Company or any Subsidiary.

5.3 Capitalization.

(a) The Company’s authorized, issued and outstanding capital stock and its other equity securities are fully and accurately described in Section 5.3(a) of the Disclosure Schedule.  The Company has not granted to any Person any preemptive or other similar rights with respect to any of such equity interests or other equity securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, voting, conversion, exchange, registration, sale or transfer of any equity interests or other equity securities of the Company (including the Shares) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities or to make capital contributions, advances or loans to or on behalf of the Company.  The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company and other equity securities, (ii) have been duly authorized, (iii) are validly issued and outstanding, fully paid and nonassessable, and (iv) have been issued in compliance in all material respects with all applicable securities Laws.

(b) The authorized, issued and outstanding capital stock and other equity securities of, or the membership interests in, each Subsidiary, as applicable, are fully and accurately described in Section 5.3(b) of the Disclosure Schedule.  All the outstanding capital stock and other equity securities of, or equity interests in, each Subsidiary, as applicable, are owned of record and beneficially by the Company.  No Person has any preemptive or other similar rights with respect to any such equity interests or other equity securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, voting, conversion, exchange, registration, sale or transfer of any equity interests or other securities of any Subsidiary, or obligating the Company, any Subsidiary, or any other Person to purchase or redeem any such equity interests or other equity securities or to make capital contributions, advances or loans to or on behalf of any Subsidiary.  All of the issued and outstanding shares of capital stock (or equivalent equity interests) of each Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance in all material respects with applicable securities Laws.  Other than the Subsidiaries and the Excluded Subsidiaries, the Company does not own or control or have any right to acquire (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

5.4 Compliance with Laws.

(a) The Company and each Subsidiary is, and at all times since January 29, 2006 has been, in compliance in all material respects with all applicable Laws and Governmental Authorizations.  Neither the Company nor any of the Subsidiaries have, since January 29, 2006, received any written notice, order or other communication from any Governmental Body of any alleged, actual or potential violation of, or failure to comply in any material respect with, any Laws or Governmental Authorizations which has not been resolved in all material respects.

(b) Section 5.4(b) of the Disclosure Schedule lists all material Governmental Authorizations required for the operation of the business of the Company and each Subsidiary as currently conducted.  Each Governmental Authorization listed or required to be listed in Section 5.4(b) of the Disclosure Schedule is in full force and effect without any default or violation thereunder in any material respect by the Company, any Subsidiary or, to the Knowledge of CTI, by any other party thereto.  No proceeding is pending or, to the Knowledge of CTI, threatened by any Person to revoke or deny the renewal of any material Governmental Authorization of the Company or any Subsidiary.

5.5 Litigation.  Since January 29, 2006, there have not been, nor are there currently pending, any material claims, actions, suits or proceedings (arbitration or otherwise) or, to the Knowledge of CTI, investigations involving or affecting the Company or any Subsidiary, their businesses or assets (including, as of the Closing, the Acquired Assets), any Employee Benefit Plan (other than routine claims for benefits), or, to the Knowledge of CTI, their respective directors or officers in their capacities as such before or by any Governmental Body, or before any arbitrator of any kind.  To the Knowledge of CTI, no such claim, action, suit, proceeding or investigation is presently threatened.  There are no unsatisfied material judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their businesses, properties or assets (including, as of the Closing, the Acquired Assets).

5.6 Financial Statements.

(a) Section 5.6(a) of the Disclosure Schedule includes the unaudited consolidated balance sheet of the Company and the Subsidiaries as of February 2, 2008 (the “Balance Sheet”) and February 3, 2007 and the related unaudited consolidated statements of income and cash flow for the fiscal years ended February 2, 2008 and February 3, 2007, respectively (collectively, the “Financial Statements”).  The Financial Statements fairly present in all material respects the consolidated financial condition, cash flow and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP as consistently applied, except to the extent that the Financial Statements do not reflect (i) federal and state income taxes (including provision for income taxes, income taxes payable and deferred income taxes); (ii) Liabilities associated with terminated leases and assets related to prepayments of rent; (iii) Liabilities associated with non-qualified retirement and deferred compensation plan obligations related to CTI’s or its Affiliates’ employees; (iv) goodwill and other intangible assets and related amortization; (v) Liabilities for third-party insurance and self-insurance for certain risks, including workers’ compensation, medical, dental, automobile and general liability claims; (vi) the costs related to share based compensation accounted for under Statement of Financial Accounting Standard No. 123R; (vii) certain other miscellaneous assets and Liabilities accounted for on a centralized basis (including miscellaneous real estate and construction assets and liabilities) that were not material, individually or in the aggregate, to the Company or the Subsidiaries; and (viii) costs not allocated to the Company and the Subsidiaries.

(b) CTI maintains a system of internal accounting controls designed to provide reasonable assurances that (i) transactions engaged in by the Company or any of the Subsidiaries are executed in material compliance with the general policies of the Company and the Subsidiaries and/or the general or specific authorizations of management of the Company and the Subsidiaries, (ii) access to material assets of the Company and the Subsidiaries is permitted only in accordance with the general policies of the Company and the Subsidiaries and/or the general or specific authorizations of management of the Company and the Subsidiaries, and (iii) all intercompany transactions, charges and expenses among or between the Company, any of the Subsidiaries, CTI and/or their respective Affiliates are accurately reflected at fair arms’ length value on the books and records of the Company and the Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any material Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) Liabilities under agreements described in Section 5.11 of the Disclosure Schedule or under agreements which are not required to be disclosed thereon (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the face of the Balance Sheet, (iii) Liabilities which have arisen in the ordinary course of business, consistent with past practice and otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability), and (iv) Liabilities disclosed in Section 5.6(c) of the Disclosure Schedule.

5.7 Inventory.  Subject to any reserve therefor included in the Balance Sheet, at the date of the Balance Sheet, all inventories of the Company and its Subsidiaries (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Company consistent with past practices and were to the Knowledge of CTI in quantities sufficient for the normal operation of the business of the Company in accordance with past practices.  The values at which inventories are reflected on the Balance Sheet have been determined in accordance with the customary valuation policy of the Company (which is the lower of cost or fair market value thereof) and in accordance with GAAP.  Since the date of the Balance Sheet, the Company and its Subsidiaries have continued to replenish its inventory and to seek to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

5.8 Absence of Certain Changes and Events.  Since the date of the Balance Sheet, the Company and the Subsidiaries have in all material respects conducted their businesses only in the usual and ordinary course consistent with past practice and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not, with respect to the Company or a Subsidiary, or in the case of Sections 5.8(f) and (q), with respect to CTI and its Affiliates, been any:

(a) event, condition, occurrence, contingency or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any of shares of capital stock or other securities of the Company or any Subsidiary or any dividends or other distributions or payments in respect of any shares of capital stock of the Company or any Subsidiary other than distributions payable solely in cash and distributions of the capital stock or membership interests of the Excluded Subsidiaries;

(c) amendment of any term of any outstanding security of the Company or any Subsidiary;

(d) making of any loan, advance or capital contribution to or investment in any Person by the Company or any Subsidiary, other than loans, advances or capital contributions to a Subsidiary, travel and similar advances to employees, and advances and extended payment terms to suppliers, in each case in the ordinary course of business consistent with past practice;

(e) material change in the accounting methods, principles or practices followed by the Company or any Subsidiary (except for any such change required by reason of a change in GAAP);

(f) (i) adoption, amendment or modification in any material respect of an Employee Benefit Plan, other than an amendment or modification to comply with applicable Laws and adoptions, amendments and modifications that do not apply to any Listed Employee or officer, employee or consultant of the Company or any Subsidiary (ii) grant of severance or termination pay or any other compensation of any kind or nature payable, in whole or in part, by reason of the transactions contemplated by this Agreement to any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary, or (iii) any change in employment terms (including compensation or benefits) for any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary or increase in the contingent and non-contingent compensation of, or payment of any bonus to, any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary;

(g) material damage, destruction or loss to any material asset or property of the Company and the Subsidiaries, taken as a whole, other than damage that has been repaired, damaged assets that have been replaced or damage for the repair of which insurance proceeds have been received and used for the repair thereof;

(h) sale (other than sales of inventory and customer list rentals and exchanges in the ordinary course of business consistent with past practice), assignment,

transfer, hypothecation, conveyance, lease or other disposition of any material asset or property of the Company or any Subsidiary other than the Excluded Assets or mortgage, pledge or imposition of any Encumbrance on any material asset or property of the Company or any Subsidiary (except for Permitted Encumbrances);

(i) failure to pay when due any material indebtedness or other material Liabilities, except with respect to any such Liabilities being contested in good faith by the Company or any Subsidiary which are identified in Section 5.8(i) of the Disclosure Schedule;

(j) cancellation, discharge or satisfaction of any debts, liabilities, obligations or claims that are material to the Company and the Subsidiaries, taken as a whole, or any amendment, termination or waiver of any material rights of value to the Company and the Subsidiaries, taken as a whole;

(k) write down or write off of the value of any assets that are material to the Company and the Subsidiaries, taken as a whole, except for write downs and write offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

(l) failure to pay accounts payable or collect accounts receivable other than in the ordinary course consistent with past practice;

(m) entry into, amendment, termination or receipt of notice of termination of any lease or sublease of real property that is (or would be) required to be disclosed in Section 5.9 of the Disclosure Schedule or of any agreement or other document that is required to be disclosed in Section 5.11 of the Disclosure Schedule;

(n) merger or consolidation with any other Person, acquisition of any equity securities of any other Person, or acquisition of assets from any other Person, other than (i) the acquisition of inventory in the ordinary course of business in accordance with past practice, and (ii) capital expenditures in an amount in the aggregate not more than those set forth in the capital expenditure budget for the current fiscal year previously provided to Buyer;

(o) material change in the business or operations of the Company and the Subsidiaries, taken as a whole, or in the manner of conducting the same or entry by the Company or any Subsidiary into any material transaction (other than the transactions contemplated hereby), other than in the ordinary course of business consistent with past practice;

(p) any material capital expenditure or commitments therefor, other than  capital expenditures of not more than those set forth in the capital expenditure budget for the current fiscal year previously provided to Buyer; or

(q) agreement, whether or not in writing, to do any of the foregoing by the Company, any Subsidiary or, with respect to the Business, CTI.

5.9 Real Property.  Section 5.9 of the Disclosure Schedule describes each interest in real property leased by the Company or any Subsidiary, including the location thereof and the lessor of any such leased property.  Neither the Company nor any Subsidiary owns any real property in fee title.  Either the Company or one of its Subsidiaries owns all right, title and interest in all leasehold estates granted by the leases and other agreements required to be listed in Section 5.9 of the Disclosure Schedule, in each case free and clear of all Encumbrances except for Permitted Encumbrances.  To the Knowledge of CTI, all of the buildings and structures to the extent of the premises owned or leased by the Company or any Subsidiary are structurally sound with no material defects, are in good operating condition and repair, and each has adequate rights of ingress and egress for the operation in the ordinary course of business consistent with past practice.  No such building or structure, or any appurtenance thereto or equipment therein or the operation or maintenance thereof, violates in any material respect any restrictive covenant.  With respect to any real property leased by the Company or any Subsidiary, no event or condition exists that, with or without the passage of time or the giving of notice, or both, would constitute a material default or breach by the Company or any Subsidiary pursuant to any lease agreement governing such property.  To the Knowledge of CTI, each landlord under each such lease agreement has complied with its material obligations thereunder.  No condemnation proceeding is pending or, to the Knowledge of CTI, threatened with respect to any real property identified in Section 5.9 of the Disclosure Schedule.

5.10 Personal Property; Bank Accounts.

(a) The Company and each Subsidiary have good and valid title to all of their material properties and assets used in the conduct of their respective businesses free and clear of all Encumbrances (other than Permitted Encumbrances).  All material properties and assets owned or leased by the Company or any Subsidiary are in the possession or under the control of the Company and the Subsidiaries, taken as a whole, and are in good condition and repair, ordinary wear and tear excepted.

(b) Section 5.10(b) of the Disclosure Schedule lists each bank, checking, money market, investment or similar account (each, a “Company Account”) owned by or used for the business and operations of the Company and the Subsidiaries and each individual authorized to have access to and make transactions under each Company Account.

(c) Notwithstanding the foregoing, this Section 5.10 does not address any real estate matters, which are addressed in Section 5.9, or any intellectual property matters, which are addressed in Section 5.13.

5.11 Material Contracts.

(a) Except as expressly provided by this Agreement or the Transaction Documents and except for any agreement or contract included in the Excluded Assets, neither the Company nor any Subsidiary is a party to or is bound by any:

(i) agreement, indenture or other instrument relating to Indebtedness for money borrowed or capital leases (excluding capital leases providing for annual payments of less than $25,000) or any guarantee or similar undertaking in respect of any indebtedness or obligations of any Person (other than in connection with relocation of employees or the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice);

(ii) Encumbrance of any nature (other than Permitted Encumbrances) relating to or affecting any of the material assets or properties of the Company and the Subsidiaries, taken as a whole;

(iii) agreement, contract or commitment relating to a single capital expenditure of greater than $100,000 or any number of such agreements, contracts or commitments relating to capital expenditures of greater than $250,000 in the aggregate;

(iv) loan or advance to, or investment in, any Person (other than a Subsidiary) in any case in an amount in excess of $25,000, or $100,000 in the aggregate for all such loans, advances and investments or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel and similar advances to employees in the ordinary course of business consistent with past practice;

(v) management service, sales agency, sales representative, distributorship or any other similar contract with any Person (other than a Related Party), in each case under which the amount of payments required to be made thereunder in any fiscal year is greater than $100,000;

(vi) contract, agreement or commitment limiting in any material respect the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

(vii) contract, agreement, purchase order or other commitment involving the performance of services or delivery of goods or materials, other than inventory purchased or sold in the ordinary course of business, by or to the Company or any Subsidiary (A) outside the continental United States or (B) of an aggregate amount in excess of $100,000 and which is not terminable by the Company or such Subsidiary without payment of penalty or premium on not more than sixty days notice;

(viii) contract, agreement or commitment providing for payments to or by any Person in excess of $100,000 in any fiscal year based on sales, purchases or profits, other than direct payments for goods or services;

(ix) agreement, contract or commitment related to the license to any Person (other than a Related Party) of any material item of Company Intellectual Property;

(x) any material agreement, license, contract or commitment pursuant to which any Trade Secrets of the Company or any Subsidiary may be transferred, disclosed to or used by any third party (other than a Related Party);

(xi) any partnership, joint venture or similar agreement or arrangement; or

(xii) any other contract, agreement or commitment which is material to the business, operations, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

(b) The Company and each Subsidiary have furnished or made available to Buyer true and complete copies of each agreement, plan and other document required to be disclosed in Section 5.11 of the Disclosure Schedule.

(c) Each material contract, agreement or commitment disclosed or required to be disclosed in Section 5.11 of the Disclosure Schedule (including any such contract, agreement or commitment included in the Acquired Assets) is in full force and effect and is valid, binding and enforceable against the Company or the Subsidiary party thereto in accordance with its terms, except in each case as enforceability of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.  Neither the Company nor any Subsidiary is in violation in any material respect of any such contract, agreement or commitment, and, to the Knowledge of CTI, all of the material covenants to be performed by each other party thereto have been performed in all material respects.

5.12 Insurance.  Section 5.12 of the Disclosure Schedule lists each policy and binder of insurance (including property, casualty, liability, life, health, accident, workers’ compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which, any premiums are paid directly or indirectly by the Company or any Subsidiary, in each case identifying, with respect to the Company and the Subsidiaries: (i) the respective issuers and expiration dates thereof; (ii) all deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are “claims made” or “occurrences” policies; (iv) all self-insurance programs or arrangements; and (v) any retrospective premium adjustments of which CTI has Knowledge.  Neither the Company nor any of the Subsidiaries is in material default under any such insurance policy.  All premiums due have been paid on such insurance policies.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Disclosure Schedule lists each (i)  fictitious business name, trade name, registered and unregistered trademark, service mark and related application (“Marks”), (ii)  patent and patent application (collectively, “Patents”), (iii) issued and pending copyright registration in published and material unpublished works of authorship including Software works (“Copyrights”), (iv) Internet domain name registration and related application (collectively “Domain Registrations”), in each case, owned by or licensed to the Company or any Subsidiary or used in connection with the Businesses, including, in each case, at the Closing, the Acquired Assets (collectively, the “Company Intellectual Property”).  The Company and the Subsidiaries are the sole owners of, and have all right, title and interest in and to, or have a valid and enforceable right to use pursuant to a license agreement described in Section 5.11 of the Disclosure Schedule, all Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).  Neither the Company nor any Subsidiary has granted or licensed to any Person any rights with respect to any Company Intellectual Property and no other Person has any material rights in or to any of the Company Intellectual Property.  The rights of the Company and the Subsidiaries in and to any of such Company Intellectual Property will not be limited or otherwise affected in any material respect by reason of any of the transactions contemplated hereby.  The Company Intellectual Property is sufficient for the conduct of the Business in the same manner as the Business was conducted before the Closing in all material respects.

(b) The list of Marks set forth in Section 5.13(a) of the Disclosure Schedule sets forth: (i) the name of the owner of such Mark; (ii) the jurisdictions by or in which such Mark has been issued or registered or in which an application for such issuance or registration has been filed; and (iii) the registration and application numbers of such Mark.  The list of Copyrights set forth in Section 5.13(a) of the Disclosure Schedule sets forth: (i) the name of the author and copyright claimant of such Copyright; and (ii) the registration numbers of such Copyright.  The list of Patents set forth in Section 5.13(a) of the Disclosure Schedule sets forth the name of each jurisdiction in which such Patents have been granted and applied for and all application numbers.  The Company and each Subsidiary have taken all reasonable precautions to preserve and protect the secrecy, confidentiality and value of their material Trade Secrets.

(c) To the Knowledge of CTI, no Company Intellectual Property is the subject of any outstanding judgment, injunction, order or decree restricting in any material respect the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.  To the Knowledge of CTI, no Mark, Domain Registration, Copyright, Patent or Software owned by or licensed to the Company or any Subsidiary has in any material respect been infringed, challenged or threatened in any material respect.  To the Knowledge of CTI, no Mark or Patent owned by or licensed to the Company or any Subsidiary is currently involved in any material interference, reissue, re-examination, opposition, invalidation or cancellation proceeding and, to the Knowledge of CTI, no such proceeding is threatened.

(d) Neither the Company nor any of the Subsidiaries has infringed, diluted, misappropriated or otherwise conflicted with, and the operation of their business as currently conducted does not infringe, dilute, misappropriate or otherwise conflict with, any Intellectual Property of any third party in any material respect.

(e) The representations and warranties set forth in this Section 5.13, along with the applicable representations in Section 5.4, Section 5.5 and Section 5.11 constitute CTI’s sole and exclusive representations and warranties related to intellectual property matters.

5.14 Suppliers.  Section 5.14 of the Disclosure Schedule lists the names of the five suppliers and vendors (other than any Related Party or Affiliate thereof) from whom the Company and the Subsidiaries made the most purchases (in terms of dollar amounts) during the fiscal year ended February 2, 2008 and a good faith approximation of the aggregate expenditures attributable to each in such year.  No such vendor or supplier that accounted for more than of 5% of the consolidated purchases of the Company and the Subsidiaries during the fiscal year ended February 2, 2008 has terminated or materially reduced, or has given written notice to the Company or any Subsidiary that it intends to terminate or materially reduce, the amount of business done with the Company or any Subsidiary.  CTI does not have any Knowledge of any such intention on the part of any such supplier or vendor, whether or not in connection with or as a result of, the transactions contemplated by this Agreement or any other Transaction Document.

5.15 Labor Matters.

(a) No application or petition for certification of a collective bargaining agent is currently pending, and no union or bargaining representative is currently certified as a representative of the employees of CTI, its Affiliates, the Company or any Subsidiary.  Since January 29, 2006, neither CTI, its Affiliates, the Company nor any Subsidiary has been the subject of a representation campaign to organize any group of CTI’s, its Affiliates’, the Company’s or such Subsidiary’s employees.  Since January 29, 2006, there has not been and there is not currently pending any material labor arbitration or proceeding relating to the grievance of any employee of CTI, its Affiliates, the Company or the Subsidiaries, any application, charge or complaint filed by any such employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at any facility of CTI, the Company or any Subsidiary, any lockout of any such employees, or any other labor related controversy materially affecting the operations, assets, results of operations, financial condition or business of the Company or the Subsidiaries taken as a whole.  Except for the terms of the real property leases to which the Company or any of the Subsidiaries is currently a party, no agreement to which the Company or any of the Subsidiaries is a party restricts in any material respect the Company or any Subsidiary from relocating, closing or terminating any of their operations or facilities or any portion thereof.

(b) During the last 90 days prior to the date hereof, neither CTI, the Company nor any Subsidiary has (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of CTI, the Company or any Subsidiary; or (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of CTI, the Company or any Subsidiary, or (iii) terminated or announced the termination of the employment of more than a total of 20 employees (other than “seasonal workers,” as defined by the WARN Act, terminated in the ordinary course of business).

(c) The representations and warranties set forth in this Section 5.15, along with the applicable representations in Section 5.4 and Section 5.5, constitute CTI’s sole and exclusive representations and warranties related to labor matters.

5.16 Employee Benefits.

(a) Section 5.16(a) of the Disclosure Schedule contains a complete and correct list of all benefit plans and arrangements (whether or not employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of CTI, the Company, any Subsidiary or any ERISA Affiliate to which CTI, the Company, any Subsidiary or any ERISA Affiliate has since January 29, 2006 contributed or otherwise has any liability or is or was since January 29, 2006 obligated to make payments excluding, in the case of CTI or an ERISA Affiliate, any such plan, arrangement or program that does not cover or does not apply to a Listed Employee, where neither the Company nor any Subsidiary has any liability with respect to such plan (collectively, the “Employee Benefit Plans”).  The Company has delivered or made available to Buyer, with respect to all such Employee Benefit Plans, true, complete and correct copies of the following:  all plan documents and handbooks; the most recent summary plan descriptions and any subsequent summaries of material modifications; Forms series 5500 as filed with the United States Department of Labor (“DOL”) since January 29, 2006; all trust agreements with respect to Employee Benefit Plans; plan contracts with service providers or with insurers providing benefits for participants; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent IRS determination letter for all plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Each Employee Benefit Plan has been administered in compliance in all material respects with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(c) Each Employee Benefit Plan which is an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) and which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been issued a favorable determination (or opinion) letter from the IRS, and to the Knowledge of CTI, since January 29, 2006 there has been no act or condition that would reasonably be expected to result in the loss of tax-qualified status of such Employee Benefit Plan or the loss of exemption from federal income tax under Section 501(a) of the Code of any trust created pursuant to any such Employee Pension Benefit Plan.

(d) Neither CTI, the Company, any Subsidiary nor any ERISA Affiliate maintains or since January 29, 2006 has maintained or been obligated to contribute to a “Multiemployer Plan” (as such term is defined by Section 3(37) of ERISA) or to a “Defined Benefit Plan” (as such term is defined by Section 3(35) of ERISA).  Neither the Company nor any Subsidiary has any actual or potential Liability, including as a result of being under common control with an ERISA Affiliate, with respect to a Multiemployer Plan or a Defined Benefit Plan.  As used herein, “ERISA Affiliate” shall refer to any corporation or trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) With respect to each Employee Benefit Plan, no material unsatisfied Liabilities to participants, the IRS, the DOL, the Pension Benefit Guaranty Corporation or to any other Person have been incurred as a result of the cessation of contributions under, the transfer of sponsorship of, or the termination of any Employee Benefit Plan.

(f) Neither CTI, the Company, any Subsidiary nor any ERISA Affiliate maintains any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any former employee, employee, or any beneficiary of an employee or former employee of CTI, the Company, any Subsidiary or any ERISA Affiliate after such employee’s termination of employment, other than (i) benefits that are required to be provided pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state continuation coverage rights or (ii) a plan maintained by CTI or an ERISA Affiliate that does not cover or does not apply to a Listed Employee, where neither the Company nor any Subsidiary has any liability with respect to such plan.

(g) Section 5.16(g) of the Disclosure Schedule lists each employment, retention, severance, change of control, consulting, commission, agency and representative agreement or arrangement to which CTI, the Company, any Subsidiary or any ERISA Affiliate is a party or is otherwise bound with respect to any Listed Employee, including all agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will).

(h) Except as required under any Employee Pension Benefit Plan or the Code with respect to any Employee Pension Benefit Plan, or as expressly contemplated by this Agreement and subject to the terms of Section 10.1(g), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, alone or together with any other event: (i) entitle any person to severance pay, unemployment compensation or termination benefits or any other payment; (ii) accelerate the time of payment or vesting of, or materially increase the amount of compensation due to any person or (iii) result in forfeiture of compensation or benefits to any employee of the Company and its Subsidiaries or any Listed Employee.

(i) The representations and warranties set forth in this Section 5.16 along with the applicable representations and warranties set forth in Sections 5.4, 5.5, 5.6, 5.8 and 5.17, constitute CTI’s sole and exclusive representations and warranties related to employee benefits matters.

5.17 Officers and Employees. Section 5.17 of the Disclosure Schedule sets forth the following information for each consultant, agent and independent contractor regularly retained by the Company or any Subsidiary, whose aggregate compensation for the last fiscal year ended exceeded $100,000 or whose current aggregate annual rate of compensation exceeds such amount (including each such person on leave or layoff status), and each Listed Employee: (i) employer and location of employment; (ii) name and job title; (iii) current annual rate of compensation (identifying bonuses separately) and any change in compensation since the date of the Balance Sheet; (iv) vacation accrued; and (v) service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans.

5.18 Environmental Matters.

(a) Since January 29, 2006, and to the Knowledge of CTI, prior to January 29, 2006, the Company, each Subsidiary and their respective predecessors, including all of their businesses and operations, have been operated in compliance in all material respects with all Environmental Laws.

(b) Neither the Company nor any Subsidiary has, since January 29, 2006, caused, and to the Knowledge of CTI, none of the Company, any Subsidiary or any predecessor entity thereof did, prior to January 29, 2006, cause, and to the Knowledge of CTI, none of the Company, any Subsidiary or any predecessor entity thereof has permitted any other Person to cause, any conditions on, about, beneath or arising from any real property, which is currently, or since January 29, 2006, was owned, leased or operated, or to the Knowledge of CTI, was at any time prior to January 29, 2006, owned, leased or operated, by the Company, any Subsidiary or their respective predecessors, which (i) give rise to material liability (contingent or otherwise) or the imposition of a statutory lien under any Environmental Law, or (ii) require any material Response, Removal or Remedial Action or other action under any Environmental Law.

(c) Neither the Company nor any Subsidiary has received since January 29, 2006, or to the Knowledge of CTI, prior to January 29, 2006, any written or oral notification of a material release or threat of a material release of a Hazardous Substance with respect to any real property that is currently, or was at any time since January 29, 2006, owned, leased or operated, or to the Knowledge of CTI, was at any time prior to January 29, 2006, owned, leased or operated, by the Company or any Subsidiary or their respective predecessors.

(d) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any Subsidiary or, to the Knowledge of CTI, any third party, and no Person has been exposed to any Hazardous Substances, on, about or beneath any property that is currently, or that has at any time since January 29, 2006 been, owned, leased or operated, or to the Knowledge of CTI, that was at any time prior to January 29, 2006, owned, leased or operated, by the Company or any Subsidiary or their respective predecessors so as to give rise to any material liabilities (contingent or otherwise) under any Environmental Laws.

(e) There are not currently, and since January 29, 2006 there have not been, any above ground or, to the Knowledge of CTI, underground storage tanks, asbestos containing materials, or transformers containing or, to the Knowledge of CTI, contaminated with polychlorinated biphenyls on, about or beneath any real property that is currently, or since January 29, 2006 has been, owned, leased or operated, or to the Knowledge of CTI, that was at any time prior to January 29, 2006, owned, leased or operated, by the Company or any Subsidiary or their respective predecessors in violation in any material respect of, or as would give rise to any material liabilities under, any Environmental Laws.

(f) To the Knowledge of CTI, since January 29, 2006, neither the Company nor any Subsidiary has received written notice of:

(i) any material claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory lien or governmental or regulatory action instituted or threatened against the Company or any Subsidiary or any real property formerly or currently owned, leased or operated by the Company or any Subsidiary pursuant to any of the Environmental Laws; or

(ii) any material claim, demand notice, suit or action, made or threatened by any Person against the Company, any Subsidiary, or any real property formerly or currently owned, leased or operated by the Company or any Subsidiary relating to (A) any material damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from any real property formerly or currently owned, leased or operated by the Company or any Subsidiary or any other real property or (B) any alleged material violation of Environmental Laws by the Company or any Subsidiary.

(g) CTI has no Knowledge of any communication to or from any Governmental Body arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at any real property formerly or currently owned, leased or operated by the Company or any Subsidiary.

(h) No wastes generated by the Company or any Subsidiary, have since January 29, 2006, or to the Knowledge of CTI, prior to January 29, 2006, been sent, transferred, transported to, treated, stored, or disposed of at any site requiring investigation or clean-up, including any site listed, or to the Knowledge of CTI, formerly proposed for listing, on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up.  To the Knowledge of CTI, none of the real property that is currently, or since January 29, 2006 has been, owned, leased or operated, or to the Knowledge of CTI, prior to January 29, 2006, has been owned, leased or operated, by the Company or any Subsidiary or their respective predecessors, is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

(i) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person relating to any Environmental Law.

(j) There has been no written environmental audit, investigation, inspection, report, sampling report, remediation report or other related report conducted by or on behalf of the Company, any Subsidiary or, to the Knowledge of CTI, any Governmental Body or other Person, of or related to the Company or its Subsidiaries or Affiliates, or the environmental condition of any property that is currently or since January 29, 2006 has been, owned, leased or operated, or to the Knowledge of CTI, prior to January 29, 2006, has been, owned, leased or operated, by the Company or any Subsidiary, which has not been made available to Buyer prior to the date hereof.

(k) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that this Section 5.18 contains the sole and exclusive representations and warranties in this Agreement relating to environmental matters.

5.19 Sufficiency of the Assets.  As of the Closing, the assets of the Company and the Subsidiaries (excluding the Excluded Assets but including the Acquired Assets) together with the services and assets provided to the Company and the Subsidiaries pursuant to the Transition Services Agreement and the sharing of certain contracts as contemplated by the Assignment and Assumption, will be sufficient to conduct the business of the Company and the Subsidiaries substantially as conducted on the date hereof, which business includes the Crosstown Traders business of the Company and its Subsidiaries, namely, the direct marketing of women’s apparel, footwear and accessories from the locations specified on Section 5.9 of the Disclosure Schedule, through the Company’s and its Subsidiaries’ Old Pueblo Traders, Intimate Appeal, Coward Shoes, Bedford Fair Lifestyles, Bedford Fair Shoestyles, Willow Ridge, Lew Magram, Brownstone Studios and Monterey Bay Clothing Company catalog titles (collectively, the “Business”).

5.20 Brokers.  Other than Banc of America Securities LLC and Lehman Brothers Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to CTI, as of the date of this Agreement and as of the Closing Date, that:

6.1 Organization and Good Standing.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary power and authority to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party (collectively, the “Buyer Transaction Documents”).

6.2 Power and Authorization.  Buyer has all legal right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby.  All necessary corporate, shareholder and other legal action has been taken by Buyer to authorize the execution, delivery and performance by it of this Agreement and each other Buyer Transaction Document, and the consummation by Buyer of the transactions contemplated hereby and thereby. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document.  This Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

6.3 No Conflicts.

(a) The execution and delivery by Buyer of this Agreement does not, the execution and delivery by Buyer of each Buyer Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not conflict with, or result in any violation or breach of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or assets of Buyer under, any provision of (i) the certificate of incorporation, by-laws or other similar organizational documents Buyer, (ii) any material agreement or other material obligation to which Buyer is a party or by which any of their property or assets are bound or (iii) any material Laws or Governmental Authorizations binding upon or applicable to Buyer.

(b) No material Consents or registrations, notifications, filings or declarations with, any Governmental Body, creditor, lessor or other Person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Buyer Transaction Document.

(c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, which individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any other Buyer Transaction Document or on the ability of Buyer to consummate the transactions contemplated hereby or thereby (a “Buyer Material Adverse Effect”).

6.4 No Reliance.  Buyer (a) is an informed and sophisticated buyer and has engaged expert advisors, experienced in the evaluation of transactions such as those contemplated in this Agreement, (b) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Subsidiaries and their businesses, and (c) has been furnished with or given adequate access to such information about the Company, each Subsidiary and their businesses as it has reasonably desired or reasonably requested.  Buyer’s Representatives have had adequate opportunity to meet with management and employees of the Company to discuss the businesses and assets of the Company and the Subsidiaries.  Buyer acknowledges that the business of the Company and the Subsidiaries has not been operated on a stand-alone basis.  No provision of this Section 6.4 shall limit or otherwise impair any representations or warranties made by any party hereto.

6.5 Brokers.  There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its

Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

6.6 Financing.   Buyer has committed financing upon which it intends to draw to pay the Closing Payment at Closing.  Buyer acknowledges that its obligations under the Transaction Documents are not subject to its obtaining financing in order to pay the Closing Payment or to satisfy any of its other obligations under the Buyer Transaction Documents.

6.7 Disclaimer Regarding Projections.  In connection with Buyer’s investigation of the Company and the Subsidiaries, Buyer has received from CTI and/or its Affiliates certain projections, estimates and other forecasts and business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it.  Accordingly, Buyer acknowledges, agrees and confirms that CTI, the Company and each of their respective Affiliates, officers, directors, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to any such projections, estimates, forecasts or plans.

6.8 No Additional Representations.  Buyer acknowledges that none of CTI, the Company, the Subsidiaries or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any written or oral information regarding the Company and the Subsidiaries furnished or made available to Buyer and its Representatives or otherwise with respect to the Company, the Subsidiaries or their operations, business, financial condition, assets, liabilities or prospects, except as set forth in Sections 4, 5 and 10.  Buyer shall acquire the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where as” basis, except as otherwise represented or warranted in Sections 4, 5 and 10.

SECTION 7.   COVENANTS OF CTI

7.1 Conduct of Business Pending Closing.  From the date hereof until the Closing, except as expressly contemplated by any of the Transaction Documents or as set forth in Section 7.1 of the Disclosure Schedule, CTI shall cause the Company and each Subsidiary to, and with respect to Sections 7.1(e), (f) and (k), CTI also shall:

(a) maintain their corporate (or other organizational) existence, pay and discharge all of their respective material debts, Liabilities and obligations as they become due, and operate their respective businesses in all material respects in the ordinary course in a manner consistent with past practice;

(b) maintain their facilities and assets in all material respects in the same state of repair, order and condition as they were in on the date hereof, reasonable wear and tear excepted;

(c) maintain their books and records in accordance with past practice in all material respects and use reasonable commercial efforts to maintain in full force and effect all material Governmental Authorizations and all material insurance policies and binders in an amount and scope consistent with any such insurance policies in effect as of the date hereof;

(d) use their commercially reasonable efforts to preserve their present business organization in all material respects and maintain their relations and goodwill with their material suppliers, vendors, customers and employees;

(e) promptly advise Buyer upon obtaining Knowledge of any threat or commencement of any material dispute, claim, action, suit, proceeding, arbitration or investigation by or against the Company, any Subsidiary or any of their operations, properties or assets;

(f) promptly advise Buyer upon obtaining Knowledge of (i) the existence of any fact or condition that would constitute a breach in any material respect of any of CTI’s representations and warranties contained in this Agreement or (ii) the occurrence of any breach in any material respect of any covenant of CTI in this Agreement; provided, however, that no such notice shall be deemed to amend or otherwise modify the Disclosure Schedule delivered on the date hereof or the representations and warranties of CTI contained herein, have any effect on the satisfaction of the conditions to Buyer’s obligations to consummate the Closing hereunder, or limit Buyer’s right to indemnification under any applicable provision of this Agreement;

(g) conduct its cash management customs and practices in the ordinary course of business consistent with past practice (including, without limitation, with respect to maintenance of normalized working capital balances and normalized inventory levels taking into account seasonal fluctuations, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(h) continue planning circulation and investment in any associated prepaid expenses in the ordinary course in a manner consistent with past practice taking into account seasonal fluctuations;

(i) continue placing orders for inventory, receiving inventory, and liquidating inventory in the ordinary course in a manner consistent with past practice taking into account seasonal fluctuations;

(j) promptly process all customer refunds; and

(k) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Company and each Subsidiary.

7.2 Negative Covenants Pending Closing.  From the date hereof until the Closing, except as expressly contemplated by any of the Transaction Documents or as set forth in Section 7.2 of the Disclosure Schedule, without the prior written consent of Buyer, CTI shall cause the Company and each of the Subsidiaries not to, and with respect to Sections 7.2(j), (o) and (p), CTI also shall not and shall cause each of its Affiliates not to:

(a) (i) make any change in the Company’s or any Subsidiary’s authorized or issued capital stock or other securities; (ii) grant any stock option or other right to purchase shares of the Company’s or any Subsidiary’s capital stock or other securities; (iii) issue or make any commitment to issue any equity security of the Company or any Subsidiary, including any security convertible into the Company’s or any Subsidiary’s capital stock; (iv) grant any registration rights with respect to the Company’s or any Subsidiary’s capital stock or other securities; or (v) purchase, redeem, retire or make any other acquisition of any shares of the Company’s or any Subsidiary’s capital stock or other securities;

(b) adopt or propose any change in the certificate or articles of incorporation or bylaws (or equivalent governing documents) of the Company or any Subsidiary;

(c) merge or consolidate with any other Person, acquire any equity securities of any other Person, or acquire assets from any other Person, other than (i) the acquisition of inventory in the ordinary course of business in accordance with past practice, (ii) capital expenditures of not more than those set forth in the capital expenditure budget for the current fiscal year previously provided to Buyer;

(d) sell, lease, license or otherwise dispose of any material assets or property (including any Intellectual Property but excluding the Excluded Assets) of the Company and the Subsidiaries, considered as a whole, except the sale of inventory and customer list rentals and exchanges, in each case in the ordinary course of business consistent with past practice;

(e) make any material change in the Company’s or any Subsidiary’s inventory policies or procedures, operating policies or procedures, or advertising and promotional policies or procedures;

(f) enter into or materially modify or amend any financing arrangements, including any financings with respect to the receivables of the Company and the Subsidiaries, or create any Encumbrance on any assets or properties (including any Intellectual Property) of the Company other than Permitted Encumbrances;

(g) enter into or materially modify or amend any lease or sublease of real property (excluding any lease included in the Excluded Assets) or enter into or materially modify or amend any agreement, plan and other document that is required to be disclosed in Section 5.11 of the Disclosure Schedule or terminate or cause or permit the extension of the term of any such lease, agreement, or plan or other document;

(h) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to a Subsidiary, (ii) travel and similar advances to employees, and (iii) advances and extended payment terms to suppliers, in each case in the ordinary course of business consistent with past practice;

(i) change the independent accountants of the Company or its Subsidiaries or the accounting methods, principles or change in any material respect the practices followed by the Company or any Subsidiary (except for any such change required by reason of a change in GAAP or Law);

(j) (i) adopt, amend or modify an Employee Benefit Plan other than an amendment or modification to comply with applicable Laws and adoptions, amendments and modifications that do not apply to any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary, (ii) grant any severance or termination pay or any other compensation of any kind or nature payable, in whole or in part, by reason of the transactions contemplated by this Agreement to any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary, (iii) make any change in employment terms, including, compensation or other benefits for any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary or increase the contingent or non-contingent compensation of, or pay any bonus to, any Listed Employee or any officer, employee or consultant of the Company or any Subsidiary, and (iv) hire, commit to hire or terminate any Listed Employee or any employee of the Company or any Subsidiary, except, in the case of clauses (iii) and (iv), in the ordinary course of business consistent with past practice with respect to any non-management Listed Employee;

(k) cancel, discharge, waive, compromise or release any debts, Liabilities or other amounts owed to the Company and the Subsidiaries that are material to the Company and the Subsidiaries, taken as a whole, by a Person other than a Related Party, or amend, terminate, or waive any other material rights of value to the Company or any Subsidiary;

(l) settle any claim or lawsuit for an amount involving in excess of $25,000 in the aggregate or involving equitable or injunctive relief;

(m) write down or write off the value of any asset material to the Company and the Subsidiaries, taken as a whole, except as required by GAAP and for write downs and write offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

(n) except as specifically permitted by this Agreement and the other Transaction Documents, take any other action or engage in any other practice that would reasonably be expected to cause the Company and its Subsidiaries to be delivered at the Closing with more Liabilities or fewer assets than they would have been had the Company and its Subsidiaries operated their respective businesses in the ordinary course in a manner consistent with past practice taking into account seasonal fluctuations;

(o) take, or omit to take, any action with respect to the Business, that if taken or omitted on or prior to the date hereof, would have been required to be disclosed on Schedule 5.8 hereof; or

(p) make any commitment to do any of the foregoing with respect to the Business.

7.3 Governmental Authorizations; Consents.  Promptly after the date of this Agreement, CTI shall use its commercially reasonable efforts to (i) obtain (and cooperate with the other parties hereto in obtaining) all Governmental Authorizations necessary for or required in connection with the consummation of the transactions contemplated by the Transaction Documents, (ii) obtain (and cooperate with the other parties hereto in obtaining) the Consents set forth in Section 7.3 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by the Transaction Documents and (iii) make (and cooperate with the other parties hereto in making) all filings required to be made by CTI pursuant to applicable Laws in order to consummate the transactions contemplated by the Transaction Documents.

7.4 Access to Information.

(a) From the date hereof to the Closing, CTI shall cause the Company and the Subsidiaries to, (i) give Buyer and its Representatives (collectively, “Buyer’s Representatives”) reasonable access to the books, records, plants, offices and other facilities and properties and personnel (including independent accountants and outside counsel) of the Company and the Subsidiaries, and, to the extent related to the Company and the Subsidiaries, to the books and records of CTI and its Affiliates, during normal business hours and upon reasonable prior notice, (ii) permit Buyer and Buyer’s Representatives to make such inspections thereof as such Persons may reasonably request, (iii) furnish to Buyer and Buyer’s Representatives such financial, operating data and other information regarding the respective businesses, agreements, commitments, liabilities, personnel and properties of the Company and the Subsidiaries as such Person may reasonably request, and (iv) instruct the Representatives of CTI, the Company and each Subsidiary to reasonably cooperate with Buyer and Buyer’s Representatives in their investigation of the Company and the Subsidiaries.  Buyer shall request that its Affiliates and Representatives agree to comply with Buyer’s undertakings in Section 8.1 with respect to any confidential information of or relating to CTI, its Affiliates, the Company and the Subsidiaries obtained pursuant to this Section 7.4; provided that Buyer shall be responsible for any breach of this Section 7.4 by its Affiliates and Representatives to whom or to which such confidential or proprietary information was disclosed by Buyer or any Buyer Representative.  Any inspections pursuant to this Section 7.4 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of CTI, the Company, the Subsidiaries or any of their Affiliates.  Notwithstanding the foregoing, from the date hereof until the Closing, Buyer shall not have access to personnel records of any Listed Employee relating to individual performance or evaluation records, medical histories, any Personally Identifiable Data or other information the disclosure of which, in CTI’s good faith judgment, would subject CTI, the Company, the Subsidiaries or any of their Affiliates to any risk of liability, and Buyer shall not have access to the personnel records of any employee of CTI or its Affiliates who is not a Listed Employee.

(b) From and after the Closing Date, CTI and its Affiliates will afford promptly to Buyer and its counsel, auditors and other authorized representatives reasonable access to its books of account, financial and other records, employees and auditors to the extent they relate to the Company or its Subsidiaries or the Transferred Employees and to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations in connection with any audit, investigation, dispute or litigation involving any Governmental Body or other third Person or any other reasonable business purpose relating to the Company or its Subsidiaries or the Transferred Employees; provided that any such access by Buyer and its counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of CTI or any of its Affiliates.

7.5 Confidential Information.

(a) From and after the date of this Agreement until the third anniversary of the date of this Agreement, CTI acknowledges and agrees that neither it nor any of its Affiliates shall use for any purpose, other than in connection with the transactions contemplated hereby, or shall disclose, any confidential or proprietary information of or relating to Buyer to any Person (other than its Representatives and Affiliates) without the prior written consent of Buyer; provided, however, that the foregoing restriction shall not apply to (i) any information which is or becomes publicly known without violation of this Agreement by CTI or its Representatives, (ii) any information which is lawfully obtained from a third party that, to CTI’s Knowledge, is not bound by a contractual, legal or other confidentiality obligation to Buyer or its Affiliates, (iii) any information that is independently developed by CTI and its Affiliates without reference to such confidential or proprietary information, (iv) any disclosure required by applicable Law, any final order or judgment of a Governmental Body, any rule or regulation of the Nasdaq Stock Market (“Nasdaq”) or another securities exchange applicable to CTI or its Affiliates (so long as it promptly notifies Buyer of such requirement and reasonably cooperates with Buyer’s efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such information), or (v) in connection with the enforcement of CTI’s rights under the Transaction Documents.

(b) From and after the Closing Date until the third anniversary of the date of this Agreement, CTI acknowledges and agrees that neither it nor any of its Affiliates shall use for any purpose, other than in connection with the transactions contemplated hereby, or shall disclose, any confidential or proprietary information of or relating to the Company or any Subsidiary or the Transferred Employees to any Person (other than its Representatives and Affiliates) without the prior written consent of Buyer; provided, however, that the foregoing restriction shall not apply to (i) any information which is or becomes publicly known without violation of this Agreement by CTI or its Representatives, (ii) any information which is lawfully obtained from a third party that, to CTI’s Knowledge, is not bound by a contractual, legal or other confidentiality obligation to Buyer or its Affiliates, (iii) any information that is independently developed by CTI and its Affiliates without reference to such confidential or proprietary information, (iv) any disclosure required by applicable Law, any final order or judgment of a Governmental Body, any rule or regulation of Nasdaq or another securities exchange applicable to CTI or its Affiliates (so long as it promptly notifies Buyer of such requirement and reasonably cooperates with Buyer’s efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such information), or (v) in connection with the enforcement of CTI’s rights under the Transaction Documents.  For the avoidance of doubt, the confidential information protected by this Section 7.5(b) shall include the names and addresses and other information relating to the customers of the Business, and such information shall be the exclusive property of the Company following the Closing, recognizing that certain of such customers may also have made purchases from the other businesses of CTI and its Affiliates and the names and addresses and other information relating to such customers, to the extent such information relates to such other businesses, shall be the exclusive property of CTI or its Affiliates following the Closing.  In furtherance of the foregoing, CTI and its Affiliates shall not solicit any customer of the Business, through the mailing of catalogs or otherwise, regardless of whether CTI or its Affiliates have previously solicited such customers or included such customers on its mailing lists, unless either (x) such customers have also made purchases from CTI’s and its Affiliates’ businesses other than the Business and are therefore customers of CTI and its Affiliates, or (y) CTI and its Affiliates have received the name and address of such customers from a third party that, to CTI’s and its Affiliates’ knowledge, is not bound by a contractual, legal or other confidentiality obligation to the Company and its Affiliates with respect to such customer information.

(c) CTI shall use commercially reasonable methods to ensure its Representatives comply with the undertakings in this Section 7.5; provided that, in any event, CTI shall be responsible for any breach of the terms hereof by any of its Representatives to whom or to which such confidential or proprietary information was disclosed by CTI.

7.6 Non-Solicitation.

(a) Commencing from and after the date of this Agreement until the expiration of 18 months from the date of this Agreement, CTI shall not, and shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly, solicit for employment (as an employee, consultant or otherwise) any employee of Buyer or any of its Affiliates with whom CTI, its Affiliates or its Representatives had contact at any time during the process of Buyer considering, investigating, negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing restrictions on solicitation shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of Buyer or its Affiliates) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to such person or the personnel of Buyer or its Affiliates.

(b) Commencing from and after the Closing until the expiration of 18 months from the date of the Closing, CTI shall not, and shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly solicit for employment  or hire (as an employee, consultant or otherwise) any Transferred Employee; provided, however, that the foregoing shall not prevent CTI from soliciting or hiring any Transferred Employee whose employment with the Company was terminated by the Company as part of a general reduction in force during such period.

7.7 Elimination of Intercompany Accounts.  Prior to the Closing, CTI shall cause all intercompany accounts between CTI and any of its Affiliates, on the one hand, and the Company and its Subsidiaries on the other, to be collected, paid, eliminated or otherwise settled without any further liability or obligation of any kind or natures to the Company and its Subsidiaries.

7.8 Exclusivity.  Prior to the first to occur of the Closing or the termination of this Agreement in accordance with its terms, CTI shall not, and shall cause each of its Affiliates and each of its and its Affiliates’ respective Representatives not to discuss or pursue or enter into any agreement regarding a possible sale, recapitalization or other disposition of the Company or its Subsidiaries or a substantial portion of the assets or securities of the Company or its Subsidiaries or any interest therein with any Person (other than Buyer and its Affiliates) or provide any information to any Person (other than Buyer and its Affiliates) in connection therewith.  CTI represents that it has suspended (and has caused each of its Affiliates and each of its and its Affiliates’ respective Representatives to suspend), and shall cease until the termination of this Agreement in accordance with its terms, all contacts, discussions and negotiations with third parties (other than Buyer and its Affiliates) regarding any proposal to acquire the Company or its Subsidiaries or a substantial portion of the assets or securities of the Company or its Subsidiaries.

7.9 Financial Information.  CTI shall provide, and shall cause its Affiliates to provide, all reasonable cooperation in connection with facilitating the Closing, including, without limitation, (a) furnishing to Buyer any information or documents requested by Buyer which is in CTI’s and its Affiliates’ possession or to which CTI and its Affiliates have reasonable access, (b) providing Buyer such other assistance as Buyer may reasonably request in connection with Buyer’s preparation of any audited financial statements of the Company and its Subsidiaries in a form complying with Regulation S-X with respect to pre-Closing periods, (c) assisting Buyer in the completion of inventory appraisals and a physical inventory, and (d) assisting Buyer in obtaining landlord waivers and other documentation required by Buyer’s financing sources.  Buyer shall reimburse CTI and its Affiliates for all costs incurred in furnishing such information or documents or providing such assistance pursuant to this covenant.

7.10 Maintenance of Insurance Policies.  Prior to the Closing, CTI and its Affiliates will use reasonable efforts to maintain insurance policies for the Company and the Subsidiaries and their assets, properties and employees in an amount and scope consistent with any such insurance policies in effect as of the date hereof.

SECTION 8.   COVENANTS OF BUYER

8.1 Confidential Information.

(a) From and after the date of this Agreement until the first to occur of the Closing or the third anniversary of the date of this Agreement, Buyer acknowledges and agrees that neither it nor its Affiliates shall use for any purpose, other than in connection with the transactions contemplated hereby, or shall disclose, any confidential or proprietary information provided to it by CTI, its Affiliates, the Company or any Subsidiary to any Person (other than its Representatives) without the prior written consent of CTI; provided, however, that the foregoing restriction shall not apply to (i) any information which is or becomes publicly known without violation of this Agreement by Buyer or its Representatives, (ii) any information which is lawfully obtained from a third party that, to Buyer’s Knowledge, is not bound by a contractual, legal or other confidentiality obligation to CTI or its post-Closing Affiliates, (iii) any information that is independently developed by Buyer or its Affiliates without reference to such confidential or proprietary information, (iv) any disclosure required by applicable Law, any final order or judgment of a Governmental Body (so long as it promptly notifies CTI of such requirement and reasonably cooperates with CTI’s efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such information), or (v) in connection with the enforcement of Buyer’s rights under the Transaction Documents.  For the avoidance of doubt, the confidential information protected by this Section 8.1(a) shall include the names and addresses and other information relating to the customers of the businesses of CTI and its Affiliates other than the Business, and such information shall be the exclusive property of CTI and its Affiliates following the Closing, recognizing that certain of such customers may also have made purchases from the Business and the names and addresses and other information relating to such customers, to the extent such information relates to the Business, shall be the exclusive property of the Company and its Subsidiaries following the Closing.  In furtherance of the foregoing, the Buyer and its Affiliates (including the Company and its Subsidiaries) shall not solicit any customer of CTI and its post-Closing Affiliates, through the mailing of catalogs or otherwise, regardless of whether the Company and its Subsidiaries have previously solicited such customers or included such customers on their mailing lists, unless either (x) such customers have also made purchases from the Business and are therefore customers of the Business, (y) the Company and its Subsidiaries have received the name and address of such customers from a third party that, to Company’s and its Subsidiaries’ knowledge, is not bound by a contractual, legal or other confidentiality obligation to CTI or its post-Closing Affiliates with respect to such customer information or (z) such customers are customers of the Buyer and its Affiliates or the Buyer and its Affiliates were otherwise in possession the name and address of such customers prior to the Closing.

(b) Commencing from and after the Closing until the third anniversary of the date of this Agreement, Buyer acknowledges and agrees that neither it nor its Affiliates shall use for any purpose, other than in connection with the transactions contemplated hereby, or shall disclose, any confidential or proprietary information provided to it by CTI, its Affiliates, the Company or any Subsidiary that relates to CTI and its post-Closing Affiliates and not the Company, the Subsidiaries or the Transferred Employees (the “CTI Confidential Information”) to any Person (other than its Representatives) without the prior written consent of CTI; provided, however, that the foregoing restriction shall not apply to (i) any information which is or becomes publicly known without violation of this Agreement by Buyer or its Representatives, (ii) any information which is lawfully obtained from a third party that, to Buyer’s Knowledge, is not bound by a contractual, legal or other confidentiality obligation to CTI or its post-Closing Affiliates, (iii) any information that is independently developed by Buyer or its Affiliates without reference to the CTI Confidential Information, (iv) any disclosure required by applicable Law, any final order or judgment of a Governmental Body (so long as it promptly notifies CTI of such requirement and reasonably cooperates with CTI’s efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such information), or (v) in connection with the enforcement of Buyer’s rights under the Transaction Documents.

(c) Buyer shall use commercially reasonable methods to ensure its Representatives comply with the undertakings in this Section 8.1; provided that, in any event, Buyer shall be responsible for any breach of the terms of this Section 8.1 by any of its Representatives.

8.2 Governmental Authorizations.  Promptly after the date of this Agreement, Buyer shall use its commercially reasonable efforts to (i) obtain (and cooperate with the other parties hereto in obtaining) all Governmental Authorizations necessary for or required in connection with the consummation of the transactions contemplated by the Transaction Documents, (ii) make (and cooperate with the other parties hereto in making) all filings required to be made by Buyer pursuant to applicable Laws in order to consummate the transactions contemplated by the Transaction Documents, and (iii) obtain the release of CTI and/or its Affiliates, as applicable, under the guarantees set forth in Section 8.2 of the Disclosure Schedule.

8.3 Notice of Breach; Failure to Satisfy Closing Condition.  From the date hereof until the Closing, Buyer shall promptly advise CTI upon obtaining Knowledge of (a) any threat or commencement of any material dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting Buyer or any of its Affiliates or any of their properties, operations or assets that would have a Buyer Material Adverse Effect, (b) the existence of any fact or condition that would constitute a breach in any material respect of any of Buyer’s representations or warranties contained herein, or (c) the occurrence of any breach in any material respect of any covenant of Buyer in this Agreement that, in all cases, would be reasonably likely to make the satisfaction of the conditions in Section 12.2 impossible or unlikely.

8.4 Non-Solicitation.  Commencing from and after the date of this Agreement until the expiration of 18 months from the date of this Agreement, Buyer shall not, and shall cause its Affiliates not to, without the prior written approval of CTI, directly or indirectly solicit for employment (as an employee, consultant or otherwise) any employee of CTI or its Affiliates (other than the Listed Employees) with whom Buyer had contact at any time during the process of Buyer considering, investigating, negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing restrictions on solicitation shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of CTI or its Affiliates) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to such person or the personnel of CTI or its Affiliates.

SECTION 9.   ADDITIONAL COVENANTS OF BUYER, THE COMPANY AND CTI

9.1 Further Assurances.  Subject to the terms and conditions of this Agreement and the other Transaction Documents, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by the Transaction Documents (including each party hereto using its commercially reasonable efforts to cause the Closing to occur on or prior to September 30, 2008) and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under any of the Transaction

Documents, to effectuate the purposes of the Transaction Documents and to provide for the orderly and efficient transition of the ownership of the Company and its Subsidiaries to Buyer.

9.2 Certain Filings and Consents.  Each party to this Agreement shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or whether any Consents are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents, and (ii) subject to the terms and conditions of this Agreement and the other Transaction Documents, in taking such commercially reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents; provided that no party shall be obligated to expend any money or grant any other consideration or compensation to obtain any such Consent.  Buyer and CTI shall use their respective reasonable best efforts to keep the other party informed in all material respects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated by the Transaction Documents.

9.3 Public Announcements.  Each party hereto agrees that no public release or announcement concerning the transactions contemplated by this Agreement and the other Transaction Documents shall be issued by any such party without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except any release that may be required by applicable Laws or the rules or regulations of Nasdaq (including on Form 8-K of the Securities and Exchange Commission); provided however, in such case, the party required to make the release or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and shall use commercially reasonable efforts to incorporate such other party’s comments into such release or announcement.  Notwithstanding the foregoing, no provision of this Agreement shall relieve Buyer or any of its Representatives or Affiliates from any of their obligations under Section 8.1 or CTI or any of its Representatives or Affiliates from any of their obligations under Section 7.5.

9.4 Excluded Subsidiaries and Excluded Assets.

(a) Buyer acknowledges that the outstanding capital stock and other equity securities of, or equity interests in, the Excluded Subsidiaries owned of record and beneficially by the Company and all of the Excluded Assets have been or will be transferred to CTI or an affiliate of CTI on or prior to the Closing Date, and that CTI is not selling, and Buyer is not acquiring, any interest in the Excluded Subsidiaries or in any asset thereof or any other Excluded Asset as a result of the transactions contemplated in this Agreement or otherwise.

(b) The representations and warranties of CTI made in Sections 4 and 5 of this Agreement and the Disclosure Schedules, as of the Closing Date, assume that the transfer of assets and assumption of liabilities contemplated by the Assignment and Assumption shall have been consummated prior to the Closing pursuant to the terms of such Assignment and Assumption, so that, as of the Closing, (i) the Excluded Assets shall no longer be held by the Company or it Subsidiaries, (ii) the Company and its Subsidiaries shall no longer have any

Liabilities with respect to any Excluded Liabilities, (iii) the Acquired Assets shall be held by the Company or one of it Subsidiaries, and (iv) the Company and its Subsidiaries shall be liable with respect to the Assumed Liabilities; provided, however, the disclosure of any Excluded Liabilities or Excluded Assets on the Disclosure Schedules shall not be deemed to limit or impair in any manner whatsoever the right of Buyer, the Company and their Affiliates to seek indemnification pursuant to Section 14.2(a)(iii).

9.5 Transition Services.  At the Closing, Charming Shoppes of Delaware, Inc. and the Company will enter into a Transition Services Agreement (the “Transition Services Agreement”), the form of which is attached as Exhibit 9.5.

9.6 Mutual Release.

(a) Effective immediately prior to the Closing, CTI hereby irrevocably waives, releases and discharges the Company and its Subsidiaries from any and all Liabilities and obligations to CTI and its Affiliates of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding, or the limited liability agreement, articles, bylaws or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity, and CTI and its Affiliates shall not seek to recover any amounts in connection therewith or thereunder from Buyer, the Company or its Subsidiaries.  The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (i) any of the Transaction Documents or (ii) any agreement entered into on or after the Closing Date.

(b) At the Closing, Buyer shall cause the Company and its Subsidiaries to irrevocably waive, release and discharge CTI and its Affiliates from any and all liabilities and obligations to the Company and its Subsidiaries of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding, or the articles, bylaws or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity, and Buyer, the Company or its Subsidiaries shall not seek to recover any amounts in connection therewith or thereunder from CTI and its Affiliates.  The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (i) any of the Transaction Documents or (ii) any agreement entered into on or after the Closing Date.

(c) CTI shall cause all Related Party Agreements to be cancelled as of the Closing Date, and neither CTI or its Affiliates nor the Company or its Subsidiaries shall have any further liability or obligation with respect thereto.  From and after the Closing, all transactions between the Company or any Subsidiary, on the one hand, and CTI or its Affiliates, on the other hand, shall be governed by the Transaction Documents.

SECTION 10.   TAX MATTERS

10.1 Tax Representations of CTI.  CTI hereby represents and warrants to Buyer that, except as set forth in Section 10.1 of the Disclosure Schedule attached hereto:

(a) All Tax Returns, or extensions relating thereto, required to be filed by or with respect to the Company and its Subsidiaries have been timely and properly filed, and all such Tax Returns are correct and complete in all respects.

(b) All liabilities for Taxes of the Company and its Subsidiaries (including any Tax liabilities relating to other consolidated group members under Treasury Regulation Section 1.1502-6 and any estimated Taxes) with respect to taxable periods ending on or before, and the portion of any interim period up to and including, the Closing Date have been properly and timely paid (to the extent due and payable) or, in the case of Taxes not yet due, properly provided for on the Balance Sheet or, in the case of Taxes accruing after the date thereof, on the books and records of the Company and its Subsidiaries in accordance with past practice and such amounts accrued for Taxes are sufficient to pay any Taxes of the Company and its Subsidiaries through the Closing Date.  Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made with respect to the tax effects of any transactions entered into after the time of Closing based on instructions of the Buyer and its agents.  There are no Encumbrances relating to Taxes, other than Permitted Encumbrances, existing or, to the Knowledge of CTI, threatened or pending with respect to any asset of the Company and its Subsidiaries.

(c) No issues have been raised in writing with the Company and its Subsidiaries (or are currently pending) by the Internal Revenue Service (“IRS”) or any other taxing authority in connection with any of the Tax Returns (including any assertion by a taxing authority that a required Tax Return was not filed), and no waivers of statutes of limitations have been given with respect to any such Tax Returns or with respect to any Taxes.

(d) Section 10.1(d) of the Disclosure Schedule identifies all Tax Returns of or with respect to the Company or any of its Subsidiaries that are currently under examination by the IRS or by other taxing authorities.  There are no unpaid deficiencies asserted or assessments made by any taxing authority against the Company or any of its Subsidiaries.

(e) Neither the Company nor any Subsidiary (i) has made any transfer of any intangible property with respect to which Code Section 367(d) or 482 will require the recognition of additional income after the Closing Date or (ii) owns stock in a “passive foreign investment company” within the meaning of Code Section 1297(a).

(f) Neither the Company nor any Subsidiary (i) is a party to any agreement, with any Person other than any Affiliate providing for the allocation or sharing of Taxes, or (ii) has been included in any “consolidated,” “unitary” or “combined” Tax Return with any such Person since October 30, 2002.

(g) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(h) The Company and each of its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(i) The representations made by CTI in this Section 10.1 are the only representations and warranties made in this Agreement with respect to Taxes and Tax matters and are made only with respect to taxable periods that end on or prior to the Closing Date and the pre-Closing Date portion of any taxable period that includes the Closing Date and ends after such date.  CTI makes no representations or warranties regarding any Tax positions taken on or after the Closing Date.  Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) since October 30, 2002 and (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract, or otherwise.

10.2 Tax Covenants of CTI and the Company.

(a) Neither Buyer nor the Company shall amend any Tax Return filed on or before the Closing Date without the written consent of CTI, except for the purpose of claiming a refund resulting from a carryback from a period ending after the Closing Date.

(b) Refunds of Taxes of the Company (net of any Taxes or costs incurred with respect thereto) with respect to taxable years ended on or before the Closing Date, aside from any refunds resulting from carrybacks from periods ending after the Closing Date, shall be for CTI’s account and, if received by Buyer or the Company, shall be paid over to CTI within 10 Business Days of receipt thereof.

(c) CTI shall provide to Buyer at Closing (i) a certification of non-foreign status, in accordance with Treas. Reg. Section 1.1445-2(b)(2), that CTI is not a foreign person for United States federal income tax purposes and (ii) a certification issued by the Company in accordance with Treas. Reg. Section 1.1445-2(c), that stock in the Company is not a United States real property interest.

10.3 Tax Indemnification.

(a) CTI shall indemnify Buyer, the Company and its Subsidiaries and hold them harmless from and against (A) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such taxable period, a “Pre-Closing Tax Period”), (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiaries (or any of their predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company and its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, except in each case, to the extent such Taxes were taken into account in the final determination of Final Closing CTI Borne Expenses.  Except as otherwise provided in this Agreement, CTI shall not indemnify Buyer, the Company or its Subsidiaries for Taxes resulting from actions taken after the time of Closing based on instructions of the Buyer and its agents.  CTI shall reimburse Buyer for any Taxes of the Company and its Subsidiaries which are the responsibility of CTI pursuant to this Section 10.3 no later than five business days prior to payment of such Taxes by Buyer or the Company.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

10.4 Tax Contest.  Notwithstanding Section 14.3, if Buyer receives any written claim or notification which involves the assertion of any claim, or the commencement of any investigation, examination, audit, suit, action or proceeding relating to a matter that is the subject of the representations or covenants set forth in this Section 10 (a “Tax Contest”), Buyer shall, within ten days of receiving notice of such claim, notify CTI in writing of such Tax Contest and shall give CTI such information with respect to the Tax Contest as CTI may reasonably request.  Except as otherwise provided in this Section 10.4, CTI shall, at its own expense, participate in and control any Tax Contest for which CTI is providing indemnification pursuant to Section 10.3 or Section 14.2(a), and may, at its own expense, participate in and, assume control over the defense of any matter at issue in such Tax Contest.  In connection with any Tax Contest with respect to which CTI elects to assume control, CTI shall, except with respect to items indirectly affecting Taxes of the Company or any Subsidiary for which CTI has not agreed to be liable and subject to Buyer’s right to consent contained in this Section 10.4, have the exclusive power to contest, settle, prosecute, defend and make decisions and elections in respect of such Tax Contest, and determine the manner in which the prosecution or defense is conducted, the contest or settlement occurs, or the decisions or elections are made.  Buyer may, at its own expense, participate in any such Tax Contest other than a Tax Contest that involves the consolidated, combined or unitary group that includes CTI.  At no time shall Buyer or the Company settle or otherwise compromise, prosecute or defend without the prior written consent of CTI, any Tax Contest of which CTI assumes control in accordance with this Section 10.4 and any settlement or compromise made by Buyer or the Company with respect to such Tax Contest shall not be effective and shall be null and void with respect to CTI to the extent CTI is prejudiced by such action.  Each of the parties hereto and their respective Representatives shall cooperate with each other party hereto and their respective Representatives, as reasonably requested thereby, in the prosecution, defense, settlement or contest of any Tax Contest.  Buyer shall promptly provide CTI with copies of all notices and other correspondence and information received by Buyer or the Company with respect to any Tax Contest.  Buyer hereby grants any Tax practitioner retained by CTI, in connection with any Tax Contest of which CTI assumes or continues control in accordance with this Section 10.4, with power of attorney to act on behalf of Buyer and the Company in respect of such Tax Contest; provided, however, that the terms of any settlement or agreement, to the extent such settlement or agreement (i) provides that Buyer or the Company take or refrain from taking any actions or make any payments for which Buyer is not fully indemnified pursuant to Section 14.2 or (ii) would cause any material detriment to the Buyer or the Company in any period ending after the Closing Date, shall be on terms and conditions reasonably acceptable to Buyer and, if applicable, the Company and subject to Buyer’s consent to such Settlement, not to be unreasonably withheld.  Buyer shall provide, or cause the Company to provide, to CTI a separate power of attorney granting CTI the power to control a particular Tax Contest in the manner set forth in this Agreement in form and substance reasonably satisfactory to Buyer and CTI.

10.5 Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date, and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any Liability thereunder.

10.6 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by CTI.  Each of Buyer and CTI agree to take any reasonable action to reduce such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.

10.7 Section 338(h)(10) Election.  At or before the Closing, Buyer and CTI shall cause to be prepared, executed and exchanged between the parties IRS Form 8023 and any other forms necessary to make a joint election under Section 338(h)(10) of the Code with respect to the purchase of the Shares of the Company and under any similar provisions of state, local or foreign law (the “Election”).  CTI shall timely cause such Election to be filed.  Neither Buyer nor CTI shall take any action or file any document inconsistent with the Election.

10.8 Purchase Price Allocation .  Within 60 days of the Closing Date, Buyer shall provide CTI with an allocation of the Purchase Price and the liabilities of the Company (plus other relevant items) to the assets of the Company for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation”). Buyer shall permit CTI to review and comment on the Purchase Price Allocation and shall make such revisions as are reasonably requested by CTI.  Buyer, the Company, and CTI shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

SECTION 11.   EMPLOYEE BENEFITS

11.1 Listed Employees; Transferred Employees.  On the Closing Date, CTI and its Affiliates shall terminate the employment of, and Buyer shall offer employment with Buyer or one of Buyer’s Affiliates, to each of the employees listed on Schedule 11.1 hereto (each, a “Listed Employee” and collectively, the “Listed Employees”), at a rate of pay comparable to, and with severance entitlements not less favorable than, the rate of pay and severance entitlements, respectively, provided to the Listed Employee immediately prior to the Closing Date.  For this purpose, “pay” shall include base salary or wages, but exclude any equity-based or incentive compensation.  Buyer, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Listed Employees, which shall conform in all respects to the provisions of this Section 11.1.  Each Listed Employee who accepts such offer of employment shall become an employee of the Buyer or its Affiliates on the Closing Date and is referred to as a “Transferred Employee,” and all such employees are collectively referred to as the “Transferred Employees.”  Buyer shall, or shall cause its Affiliates to, continue to provide each Transferred Employee with the pay (while such Transferred Employees remain employed by Buyer or its Affiliates) and severance entitlements described in this Section at least until January 1, 2009.  On and after January 2, 2009, the severance program applicable to such employees shall be comparable to that provided to similarly situated employees of Buyer.

11.2 Comparability of Benefits.  For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause its Affiliates (including the Company or the Subsidiaries), to provide employee benefits (other than equity-based compensation arrangements) to each Transferred Employee as of the Closing Date that are no less favorable in the aggregate than the employee benefits (other than equity-based compensation arrangements) provided to similarly situated employees of Buyer; provided, however, that with respect to the period beginning on the Closing Date and ending immediately prior to January 1, 2009 or such earlier date that Buyer provides medical coverage, dental coverage, vision coverage and health-care flexible spending accounts to Transferred Employees through one or more group health plans maintained by Buyer or its Affiliates (the “Buyer Group Health Plan Effective Date”), CTI and its Affiliates shall provide medical, dental, vision and/or health-care flexible spending accounts (as elected by a Transferred Employee or the Transferred Employee’s beneficiaries) to Transferred Employees (and their beneficiaries) provided that Buyer pays the “Required Amount” to CTI within three Business Days of the date the Transferred Employee would have been required to pay the COBRA premium for such coverage (without regard to any grace period) if CTI had required the Transferred Employee (and not the Buyer) to pay the COBRA premium.  With respect to medical, dental and vision coverage, the Required Amount shall be the applicable COBRA premium required for terminating employees (and their beneficiaries) to receive COBRA coverage under the applicable plan maintained by CTI’s Affiliate.  With respect to health-care flexible spending accounts, the “Required Amount” shall be the amount that the Transferred Employee (or his or her beneficiary) would have been required to pay for COBRA coverage with respect to health-care flexible spending accounts if CTI had required the Transferred Employee (and not the Buyer) to pay the COBRA premium.

11.3 Welfare Plans.  With respect to any Transferred Employee who was covered by a medical, dental or health plan maintained by CTI or any of its Affiliates on the day before the Closing Date (and beneficiaries thereof) (each, a “Covered Individual”), if such coverage (the “Old Coverage”) is changed on or after the Closing Date and before the first anniversary of the Closing Date, Buyer shall, or shall cause its Affiliates, to use commercially reasonable efforts (i) to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Covered Individual under the new group health coverage, other than conditions, exclusions or waiting periods that are already in effect with respect to any such Covered Individual under the Old Coverage that have not been satisfied as of the date such new coverage is put in place, and (ii) if the Old Coverage is changed prior to January 1, 2009, to provide each such Covered Individual with credit for any deductibles and co-payments applied or made with respect to him or her under the Old Coverage (to the same extent that such credit was given under such Old Coverage prior to the date such new coverage was put in place) in satisfying any applicable deductible or out-of-pocket requirements under any such plans in which such individuals may be eligible to participate after the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits. For the period commencing on the Closing Date and ending immediately prior to January 1, 2009, Buyer shall, or shall cause its Affiliates (including the Company or the Subsidiaries), to limit the participant contribution required for Covered Individuals to obtain such medical, dental and vision coverage to no more than the participant contribution required of Covered Individuals for similar coverage under the Employee Benefit Plans immediately prior to the Closing Date.

11.4 Service Credit.  Buyer shall give each Transferred Employee full credit for purposes of eligibility and vesting under the employee benefit plans and arrangements (including, but not limited to, employee benefit plans within the meaning of Section 3(3) of ERISA, vacation and severance plans or arrangements) maintained or sponsored by Buyer or any of its Affiliates (including the Company and the Subsidiaries) in which such Transferred Employees participate after the Closing for services rendered by such Transferred Employees to CTI, the Company or the Subsidiaries prior to the Closing, except to the extent such credit would result in an unintended duplication of benefits.

11.5 Rollovers and Transfers.  Effective as of the Closing Date, CTI shall cause its Affiliates to fully vest all account balances of each Transferred Employee under the Charming Shoppes, Inc. Employees’ Retirement Savings Plan and the Charming Shoppes Variable Deferred Compensation Plan for Executives.  As soon as practicable after the “Buyer Plan Effective Date,” Buyer shall, or shall cause its Affiliates (including the Company and the Subsidiaries), to take the following actions with respect to each Transferred Employee who continues to be employed by the Company, a Subsidiary or an Affiliate of Buyer on the date of the rollover (with respect to rollovers described in subsection (a)) and the date of the transfer (with respect to transfers described in subsection (b)):  (a) permit each such Transferred Employee to make rollovers (in the form of cash and notes associated with plan loans) from the Charming Shoppes, Inc. Employees’ Retirement Savings Plan to a 401(k) plan sponsored by Buyer or one of its Affiliates (including the Company and the Subsidiaries) after the Closing Date, provided such distributions are eligible rollover distributions as defined in Section 402(c)(4) of the Code, and (b) accept transfers from the health-care and dependent-care flexible spending accounts in which such Transferred Employees participated immediately prior to the Buyer Plan Effective Date to comparable flexible spending accounts maintained by Buyer or one of its Affiliates (including the Company and the Subsidiaries) of an amount equal to the positive excess of (A) over (B), determined separately for each such employee and separately for the health-care flexible spending account and the dependent-care flexible spending account, where (A) is the total salary reduction contributions made by such employee before the Buyer Plan Effective Date with respect to such account for 2008, and (B) is the total expenses paid from such account before the Buyer Plan Effective Date with respect to expenses incurred in 2008.  As soon as practicable after the Buyer Plan Effective Date, CTI shall pay to Buyer the aggregate amount of the account transfers credited pursuant to clause (b) of the preceding sentence.  Buyer (or an Affiliate thereof, as applicable) will make appropriate adjustments to their respective cafeteria plans to reflect this transfer.  Buyer (or an Affiliate thereof, as applicable) shall upon such transfer be responsible to reimburse for all eligible claims under the terms of Buyer’s (or the Affiliate’s) plan, including claims incurred during 2008 and before Closing, up to the amount of such employee’s election in the case of a health-care flexible spending account, and up to the amount of such employee’s 2008 contributions in the case of a dependent-care flexible spending account, reduced by amounts previously reimbursed by CTI, if any.  For purposes of this Section 11.5, “Buyer Plan Effective Date” shall mean (a) with respect to rollovers from the Charming Shoppes, Inc. Retirement Savings Plan and transfers of dependent-care flexible spending accounts, the Closing Date, or (b) with respect to health-care flexible spending accounts, the Buyer Group Health Plan Effective Date. Notwithstanding the foregoing, in the event the Buyer Group Health Plan Effective Date is January 1, 2009, there shall be no transfer with respect to health-care flexible spending accounts under this Section 11.5. CTI and its Affiliates shall not place any Transferred Employee’s 401(k) plan loan into default unless the Transferred Employee fails to elect a rollover to Buyer’s (or an Affiliate’s) 401(k) plan within 55 days of the Closing Date.  Buyer and CTI shall take (or cause to be taken) all actions necessary and desirable to effect this Section 11.5.

11.6 Continuation Coverage.  Effective as of the Buyer Group Health Plan Effective Date, Buyer shall, or shall cause its Affiliates (including the Company and its Subsidiaries), to (a) assume sole responsibility for any liabilities and obligations arising under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and applicable state continuation coverage rights laws (collectively, “Continuation Coverage Laws”) on or after the Buyer Group Health Plan Effective Date resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Buyer Group Health Plan Effective Date with respect to Buyer’s group health plans.  CTI and its Affiliates shall continue to provide coverage under the Continuation Coverage Laws for former employees (and their beneficiaries) of, and eligible beneficiaries of employees of, CTI, the Company or any Subsidiary who are receiving such coverage or are eligible to elect to receive such coverage prior to the Buyer Group Health Plan Effective Date.

11.7 Retained Liabilities.  Except to the extent taken into account in the final determination of Final Closing CTI Borne Expenses with respect to accrued payroll, bonus payments and vacation, personal days, sick pay and other paid time off or otherwise expressly assumed by the Company pursuant to Section 3.4 hereof, CTI and its post-Closing Affiliates, including Parent, will retain and be responsible for the satisfaction of, and shall indemnify and hold Buyer, the Company and its Subsidiaries harmless from, all liabilities and obligations relating to the Employee Benefit Plans and all such other employee compensation or benefit plans, programs, agreements and arrangements that have been sponsored, maintained or contributed to by Parent, CTI or any other entity that, together with Parent, CTI, the Company or any Subsidiary, is or was treated as a single employer under Section 414 of the Code.  For the avoidance of doubt, Buyer, the Company and their Affiliates shall not be required to pay or otherwise be responsible for (whether as a variable cost under the Transition Services Agreement or otherwise) the amount of any severance payments or any change-of-control, retention or similar payments or bonuses payable to any employee of Parent, CTI or any of their post-Closing Affiliates (other than such amounts payable to Transferred Employees, if any, to the extent such amounts are taken into account in the final determination of Final Closing CTI Borne Expenses).

11.8 Paid Time Off.  From and after the Closing Date, Buyer shall, or shall cause its Affiliates, to assume, honor and be solely responsible for paying, providing and satisfying when due all vacation, personal days, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date.

11.9 Third Party Beneficiaries; Other Limitations.  Nothing contained in this Agreement, express or implied, (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (b) shall alter or limit the ability of Buyer, the Company or its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them, (c) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (d) is intended to confer upon any Person any other rights as a third-party beneficiary of this Agreement.

SECTION 12.   CLOSING CONDITIONS

12.1 Conditions to Obligation of Buyer.  The obligation of Buyer to purchase the Shares and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction or waiver by Buyer at the Closing of each of the following conditions:

(a) Performance.  CTI shall have (i) executed and delivered to Buyer this Agreement and the other Seller Transaction Documents and (ii) delivered to Buyer certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer.

(b) Representations and Warranties.  The representations and warranties of CTI contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date), except in both cases for such breaches of representations and warranties which, individually or in the aggregate, would not have or, would not reasonably be expected to have, a Material Adverse

Effect; provided, however, the representations and warranties of CTI in Section 4.2, Section 4.4 and Section 5.3 shall each then be true and correct in all respects.

(c) Performance of Covenants.  CTI shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it before or at the Closing.

(d) Legal Matters.  No temporary, preliminary, permanent or final order, injunction or judgment of a court of competent jurisdiction or other Governmental Body shall have been issued or rendered that would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(e) Resignation of Directors.  Buyer shall have received resignations from all of the directors of the Company and each Subsidiary.

(f) Indebtedness, Liens.  The Company and each Subsidiary shall have been fully and unconditionally released as parties to the Wachovia Facility, and any liens or Encumbrances (other than Permitted Encumbrances) on the assets or properties of the Company or the Subsidiaries, whether or not related to the Wachovia Facility, shall have been released and Buyer shall have received satisfactory evidence of the foregoing.

(g) Tax Certifications.  Buyer shall have received each certification described in Section 10.2(c).

(h) CTI’s Delivery of Transition Services Agreement.  Charming Shoppes of Delaware, Inc. shall have executed and delivered the Transition Services Agreement to Buyer.

(i) Consents.  CTI and its Affiliates shall have received all Consents listed on Schedule 7.3.

(j) Proprietary Credit Card Program Agreements.  Each of the following agreements shall be in full force and effect: (i) that certain Private Label Credit Card Plan Agreement, dated as of the date hereof, between Spirit of America National Bank and Buyer, the Company and its Subsidiaries; (ii) that certain Private Label Credit Card Plan Agreement, dated as of the date hereof, between World Financial Network National Bank and Buyer; and (iii) that certain Purchase Agreement, dated as of the date hereof, by and between Spirit of America National Bank and World Financial Network National Bank, provided in the case of clauses (i) and (ii), this condition shall be deemed satisfied if the failure of such agreements to be in full force and effect is primarily related to or arises from any breach or violation of such agreements by Buyer or any of its Affiliates.

(k) Assignment and Assumption.  The transactions contemplated by the Assignment and Assumption shall have been consummated.

12.2 Conditions to Obligation of CTI.  The obligation of CTI to sell the Shares and to take the other actions required to be taken by CTI at Closing is subject to the satisfaction or waiver by CTI at the Closing of each of the following conditions:

(a) Performance.  Buyer shall have executed and delivered to CTI this Agreement and the other Buyer Transaction Documents and Buyer shall have made the payments required to have been made by Buyer pursuant to Section 2.2.

(b) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date), except in both cases for such breaches of representations and warranties which, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Buyer Material Adverse Effect; provided, however, the representations and warranties of Buyer in Section 6.2, shall then be true and correct in all respects.

(c) Performance of Covenants.  Buyer shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement and each other Buyer Transaction Document to be performed or complied with by it before or at the Closing.

(d) Legal Matters.  No temporary, preliminary, permanent or final order, injunction or judgment of a court of competent jurisdiction or other Governmental Body shall have been issued or rendered that would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(e) Buyer’s Delivery of Transition Services Agreement.  The Company shall have executed and delivered the Transition Services Agreement to Charming Shoppes of Delaware, Inc.

12.3 Frustration of Closing Conditions.  None of the parties hereto may rely on the failure of any condition set forth in this Section 12 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, in each case as required hereunder.

SECTION 13.   TERMINATION AND ABANDONMENT

13.1 Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Closing:

(a) by Buyer or CTI, if the Closing has not occurred by October 1, 2008; provided, however, that neither Buyer nor CTI may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by October 1, 2008 by reason of the failure of such party to perform in all material respects any of its covenants or agreements contained in this Agreement;

(b) by the mutual consent of Buyer and CTI;

(c) by Buyer, upon a material breach of any pre-Closing covenant or agreement on the part of CTI or the Company set forth in this Agreement, or if any representation or warranty of CTI herein shall be or become untrue in any case such that the conditions set forth in Section 12.1 would not be satisfied (any such breach or occurrence, a “Terminating Seller Breach”); provided, however, that, if such Terminating Seller Breach is curable by CTI through the exercise of its commercially reasonable efforts, CTI shall have been given a period of 10 days to cure such Terminating Seller Breach;

(d) by CTI, upon a material breach of any pre-Closing covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer herein shall be or become untrue in any case such that the conditions set forth in Section 12.2 would not be satisfied (any such breach or occurrence, a “Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, Buyer shall have been given a period of 10 days to cure such Terminating Buyer Breach; or

(e) by either Buyer or CTI, if any court of competent jurisdiction or other Governmental Body shall issue any final non-appealable judgment, order or decree or take such other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby or under any other Transaction Document.

13.2 Procedure for Termination.  A party terminating this Agreement pursuant to Section 13.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.  If this Agreement is terminated as permitted by this Section 13, such termination shall be without liability of any party (or any of its Affiliates, Representatives or Representatives of its Affiliates) to any other party to this Agreement; provided, however, that if such termination is by Buyer pursuant to Section 13.1(c) as a result of a material breach by CTI or the Company, as applicable, of any representation, warranty or covenant contained in this Agreement, or if such termination is by CTI pursuant to Section 13.1(d) as a result of a material breach by Buyer of any representation, warranty or covenant contained in this Agreement, nothing herein shall affect the non-breaching party’s right to damages on account of such other party’s breach (subject to the limitations set forth in Section 14.7).  Except to the extent required in connection with enforcing or preserving any rights or obligations it may have arising out of such termination, in the event that this Agreement and the transactions contemplated hereby are terminated pursuant to Section 13.1, this Agreement shall terminate, each party hereto shall return or destroy all documents and other materials received from the other parties hereto relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that the provisions set forth in Section 7.5, Section 7.6(a), Section 8.1, Section 8.4, Section 9.3, Section 14.7, Section 15 and this Section 13.2 shall survive any such termination.

SECTION 14.   SURVIVAL; INDEMNIFICATION

14.1 Survival.  None of the representations and warranties of CTI or Buyer contained in this Agreement shall survive the Closing Date, except that the representations and warranties contained in (i) Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 5.1, Section 5.2, Section 5.3, Section 6.1, Section 6.2, Section 6.3, and Section 10.1 shall survive until the latest date permitted by Law, and (ii) Section 5.4, Section 5.5, Section 5.6, Section 5.10(a), Section 5.13, Section 5.15(b), and Section 5.19 shall survive until the first anniversary of the Closing Date (the representations and warranties listed in clauses (i) and (ii), the “Surviving Representations and Warranties”). Except as specifically set forth in the preceding sentence, no other representation or warranty of any party set forth in this Agreement will survive the Closing, and no party will have any rights or remedies after the Closing with respect to any misrepresentation of or inaccuracy in any such representation or warranty.  The covenants and agreements of Buyer, CTI and the Company contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 14.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  Notwithstanding any provision in this Agreement to the contrary, an Indemnified Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any surviving representation, warranty, covenant or agreement by the Indemnifying Party notwithstanding whether any employee, representative or agent of the Indemnified Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Person.

14.2 Indemnification.

(a) From and after Closing, CTI shall indemnify Buyer and its Affiliates against and hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by Buyer or any of its Affiliates arising out of or resulting from (i) any inaccuracy or breach of any Surviving Representation and Warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of CTI or the Company, as applicable, contained in this Agreement (it being agreed that, in the case of the inaccuracy or breach of the representation and warranty contained in Section 5.19, in addition to any other rights that CTI may have under this Agreement or under applicable Law, CTI shall first have ten Business Days following delivery of notice by Buyer of an alleged breach thereof to cure such breach to the reasonable satisfaction of Buyer), (ii) any failure by CTI to pay any investment banker, broker, finder or other intermediary that might be entitled to any fee or other compensation in connection with the transactions contemplated hereby as a result of any actual or alleged agreement by any of CTI, the Company, its Subsidiaries or their Affiliates; (iii) the assertion against Buyer, the Company or any of their Affiliates of any Excluded Liability; (iv) any claims, actions, suits or proceedings alleging the Company or any of the Subsidiaries has infringed, diluted, misappropriated or otherwise conflicted with Intellectual Property of Leisure Shoe Co., Inc. prior to the Closing, including any claims, actions, suits or proceedings by Leisure Shoe Co., Inc. based upon, arising from or in any way related to or in consequence of the circumstances cited in the June 6, 2008 complaint of Leisure Shoes Co., Inc., as plaintiff, v. Arizona Mail Order Co., Inc., Crosstown/Traders, Inc. and Charming Shoppes, Inc., as defendants, in the United States District Court, Central District of California, case number CV08-03731SJO; and (v) any claims, actions, suits or proceedings alleging the Company or any of the Subsidiaries has infringed, diluted, misappropriated or otherwise conflicted with Intellectual Property of Grupo Denim CA and its affiliates prior to the Closing, including any claims, actions, suits or proceedings based upon, arising from or in any way related to or in consequence of the circumstances cited in the letter from McDermott Will & Emery dated May 21, 2008 regarding claim of patent infringement with respect to Secret Slimmer pants and jeans.

(b) From and after Closing, Buyer shall indemnify CTI and its Affiliates against and hold them harmless from any and all Damages actually incurred or suffered by them arising out of or related in any way to (i) any Warranty Breach or breach of a covenant, in each case of Buyer contained in this Agreement, (ii) any failure by Buyer to pay any investment banker, broker, finder or other intermediary that might be entitled to any fee or other compensation in connection with the transaction contemplated hereby as a result of any actual or alleged agreement by Buyer or its pre-Closing Affiliates, (iii) the assertion against CTI and its Affiliates of any Assumed Liability or (iv) any amounts required to be paid by CTI or its Affiliates in its or their capacity as a surety, as applicable, in connection with any guarantee or other credit support provided for the benefit of the Company and/or its Subsidiaries.

(c) Notwithstanding anything to the contrary herein, (i) Buyer and its Affiliates shall not be indemnified for Damages pursuant to this Section 14.2 (in the absence of fraud or intentional misrepresentation) with respect to any Warranty Breach of the representations and warranties contained in Section 5.4, Section 5.5, Section 5.6, Section 5.10(a), Section 5.13, Section 5.15(b), and Section 5.19 unless and until the aggregate amount of all such Damages exceeds $350,000, and then only to the extent of such excess, and (ii) the total liability of CTI to indemnify and hold Buyer and its Affiliates harmless in respect of Damages arising as a result of a Warranty Breach of the representations and warranties contained in Section 5.4, Section 5.5, Section 5.6, Section 5.10(a), Section 5.13, Section 5.15(b), and Section 5.19 shall be limited (in the absence of fraud or intentional misrepresentation) to $3,500,000 in the aggregate.

(d) Notwithstanding any of the provisions of this Section 14, the procedures set forth in Section 10.3 shall govern any claim for indemnification based on any breach by CTI of the representations set forth in Section 10.1.

14.3 Procedures.

(a) The party seeking indemnification under Section 14.2 (the “Indemnified Party”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such section and will provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 14.3(b), shall be entitled to control the defense of such Third Party Claim and appoint lead counsel for such defense, in each case at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the claim of which the Indemnifying Party seeks to assume control (i) to the extent such claim seeks non-monetary relief, (ii) involves criminal allegations, or (iii) involves a claim which would be reasonably like to result in Damages to the Indemnified Party in excess of the amount of Damages the Indemnified Party is entitled to recover from the Indemnifying Party hereunder.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 14.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party unless the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(d) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use commercially reasonable efforts to  mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(f) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 14.2.

14.4 Limitation on Damages.

(a) The amount of any Damages payable under Section 14.2 by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies (determined after giving effect to any increase in premiums resulting therefrom and other costs of collection and enforcement) and (ii) the amount of any Net Tax Benefit, as and when realized, as a result of such Damages and indemnification with respect thereto.

(b) The Indemnifying Party shall not be liable under Section 14.2 for any (i) Damages relating to any matter to the extent that such Damages are taken into account in the final determination of Final Closing CTI Borne Expenses or (ii) punitive (except to the extent paid or payable to an unrelated third party), special, indirect or consequential Damages (including diminution in the value of the Shares and Damages for lost profits).

14.5 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 14.2 and the Indemnified Party could have recovered all or a part of such Damages from a third party (other than from the Company, any Subsidiary, any Affiliate of the Company or any current or former employee or agent of any such Persons (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

14.6 Exclusivity. Except as specifically set forth in this Agreement, Buyer hereby irrevocably waives any rights and claims it may have against CTI or any of its Affiliates, whether in law or in equity, relating to the Company or any of its Subsidiaries or any of their respective assets, business or operations, the Shares or the transactions contemplated hereby, and CTI waives any such rights and claims CTI and its Affiliates may have against Buyer or any of its Affiliates (including the Company and any of its Subsidiaries), except in either case, any claim for fraud.  The rights and claims waived hereby include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty other than fraud or intentional misrepresentation.  After the Closing, Section 10 and Section 14 shall provide the sole and exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement contained in this Agreement (other than any claim for fraud or intentional misrepresentation).  Notwithstanding the foregoing, it is understood that, subject to Section 14.7, below, nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

14.7 Limitation on Liability.  In the event that the Closing does not occur for any reason, Buyer (and, for the avoidance of doubt, Orchard) shall not be liable to CTI for any damages in excess of $10,000,000 for any breach by Buyer of any representation, warranty or covenant contained in this Agreement. Prior to the Closing, CTI’s right to damages (subject to the limitation set forth in the preceding sentence) shall be CTI’s sole remedy for any breach by Buyer of any representation, warranty or covenant contained in this Agreement (other than a breach of Section 8.1, Section 8.4 or Section 9.3).

SECTION 15.  MISCELLANEOUS

15.1 Costs and Expenses.  Except to the extent otherwise expressly provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

15.2 Notices.  All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto.  Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To Buyer:

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, CA 94111
Attention:  Stefan Kaluzny and Joshua Olshansky
Facsimile:  415-983-2701

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive, 58th Floor
Chicago, IL 60601
Attention:  Gary M. Holihan, P.C.
Telecopy:  (312) 861-2200

To CTI:

c/o Charming Shoppes, Inc.
3750 State Road
Bensalem, PA 19020
Attention:  General Counsel
Fax:  215-638-6648

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA  19103-6996
Attention:  F. Douglas Raymond, III, Esq.
Fax:  (215) 988-2757

15.3 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any party hereto to any other Person without the prior written consent of Buyer and CTI, and any such attempted assignment shall be null and void; provided, however, that (i) Buyer may, without the prior written consent of CTI, assign its rights and obligations under this Agreement and the other Transaction Documents (A) in whole or in part to any Affiliates (provided that Buyer shall remain primarily liable hereunder following any such assignment), (B) for collateral security purposes to any lender providing financing to Buyer, the Company or any of the Subsidiaries and (C) to any subsequent purchaser of Buyer, the Company, the Subsidiaries or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise) (provided that Buyer shall remain primarily liable hereunder following any such assignment) and (ii) CTI may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Buyer (provided that CTI shall remain primarily liable hereunder).  Any purported assignment effected without consent shall be void.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs, and assigns.

15.4 Amendment, Modification and Waiver.  Any provision of this Agreement may be amended, modified, waived or extended if, but only if, such amendment, modification, waiver or extension is in writing and is signed by Buyer and CTI.  The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

15.5 Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York (and the United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Law.  Nothing contained herein or in any Transaction Document shall prevent or delay any party hereto from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by another party of any of its obligations hereunder.

15.6 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.6.

15.7 Consent to Jurisdiction.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for purposes of any claim, action or proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party hereto agrees to commence any such claim, action or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any claim, action or proceeding commenced in such courts is brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s address set forth in Section 15.2 above shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 15.7 or otherwise.

15.8 Section Headings and Defined Terms.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The terms defined herein and in any other Transaction Document include the plural as well as the singular and the singular as well as the plural.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.  All references to “$” or “dollars” shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified.

15.9 Severability.  If any term or other provision of this Agreement (or portion thereof) or the application of any such term or other provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other terms and provisions of this Agreement (or remaining portion of such term or other provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

15.10 Counterparts; Third-Party Beneficiaries.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original; and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.11 Entire Agreement.  This Agreement, together with the Disclosure Schedule and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof and thereof.

15.12 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyer waives and will not assert, and, after the Closing, will cause the Company and the Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of CTI, or any officer or employee of the Company or of any of the Subsidiaries, or any Affiliate of any of the foregoing (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby, by any legal counsel currently representing CTI, the Company or any Subsidiary in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby (the “Current Representation”).

(b) Buyer waives and will not assert, and after the Closing, will cause the Company and the Subsidiaries to waive and not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company or any of the Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by CTI; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons.

15.13 Orchard Guaranty.

(a) Orchard hereby, jointly and severally, unconditionally and irrevocably, guarantees (the “Orchard Pre-Closing Guaranty”) by way of an independent obligation to CTI, the due and punctual payment of the obligations of Buyer under this Agreement up to the amount of the limitation on damages specified in Section 14.7, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (the “Orchard Pre-Closing Guaranteed Obligations”).  This Section 15.13(a) shall automatically terminate without any action on the part of any Person immediately upon the payment of the Purchase Price to CTI at the Closing.

(b) Orchard hereby, jointly and severally, unconditionally and irrevocably, guarantees (the “Orchard Post-Closing Guaranty”, and together with the “Orchard Pre-Closing Guaranty”, the “Orchard Guaranty”) by way of an independent obligation to CTI and its Affiliates, (i) the due and punctual payment by the Company of the amounts invoiced by Charming Shoppes of Delaware, Inc. to the Company for services actually rendered by Charming Shoppes of Delaware, Inc., its Affiliates and other third-parties to the Company under and in accordance with the terms of the Transition Services Agreement (and not of any other Liabilities thereunder) when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in the Transition Services Agreement, and (ii) the due and punctual payment of the obligations of the Company and its Subsidiaries as Recipients (as defined in the Assignment and Assumption) under Section 2 of the Assignment and Assumption, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in the Assignment and Assumption (collectively, the “Orchard Post-Closing Guaranteed Obligations”, and together with the “Orchard Pre-Closing Guaranteed Obligations”, the “Orchard Guaranteed Obligations”).

(c) This is a guaranty of payment and performance and not of collection only.  If for any reason whatsoever Buyer (in the case of the Orchard Pre-Closing Guaranteed Obligations) or the Company (in the case of the Orchard Post-Closing Guaranteed Obligations) shall fail or be unable to perform or comply with its Orchard Guaranteed Obligation, Orchard will promptly upon receipt of notice thereof from CTI forthwith pay or cause to be paid in lawful money of the United States the unpaid Orchard Guaranteed Obligation then due and payable (at the place specified and in the amounts and to the extent required of the Buyer or the Company, as applicable).

(d) Orchard waives any and all notice of the creation, renewal, extension or accrual of the Orchard Guaranteed Obligation and notice of or proof of reliance by CTI and its Affiliates upon this Orchard Guaranty or acceptance of this Orchard Guaranty; the Orchard Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Orchard Guaranty; and all dealings between Buyer and, after the Closing, the Company and its Subsidiaries, on the one hand, and CTI and its Affiliates (other than the Company and its Subsidiaries), on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Orchard Guaranty.  Orchard agrees that (i) any notice provided under this Agreement (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to Orchard for purposes hereof and (ii) any knowledge of Buyer and, after the Closing, the Company and its Subsidiaries shall be deemed knowledge of Orchard for purposes hereof.  Nothing in this Section 15.13 shall be deemed to constitute a waiver of, or prevent Orchard from asserting, any valid defense that may be asserted by Buyer and, after the Closing, the Company or its Subsidiaries.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Orchard, CTI and its Affiliates may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Orchard or any other person, and any failure by CTI or its Affiliates to make any such demand, to pursue such other rights or remedies or to collect any payments from Buyer and, after the Closing, the Company and its Subsidiaries or any other person shall not relieve Orchard of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of CTI or its Affiliates against Orchard.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings

15.14 Parent Guaranty.

(a) Parent hereby, unconditionally and irrevocably, guarantees (the “Parent Guaranty”) by way of an independent obligation to Buyer, the due and punctual payment of (i) the obligations of CTI and its Affiliates under this Agreement, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement, (ii) the obligations of Charming Shoppes of Delaware, Inc. and its Affiliates under the Transition Services Agreement, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions of such agreement, and (iii) the obligations of CTI and its Affiliates (other than the Company and its Subsidiaries) as Recipients (as defined in the Assignment and Assumption) under Section 2 of the Assignment and Assumption, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this the Assignment and Assumption (the “Parent Guaranteed Obligation”).

(b) This is a guaranty of payment and performance and not of collection only.  If for any reason whatsoever CTI or one of its Affiliates shall fail or be unable to perform or comply with its Parent Guaranteed Obligation, Parent will promptly upon receipt of notice thereof from the Buyer, the Company or its Subsidiaries forthwith pay or cause to be paid in lawful money of the United States the unpaid Parent Guaranteed Obligation then due and payable (at the place specified and in the amounts and to the extent required of CTI or one of its Affiliates, as applicable).

(c) Parent waives any and all notice of the creation, renewal, extension or accrual of the Parent Guaranteed Obligation and notice of or proof of reliance by the Buyer,

the Company or its Subsidiaries upon this Parent Guaranty or acceptance of this Parent Guaranty; the Parent Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Parent Guaranty; and all dealings between CTI and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and Buyer and, after the Closing, the Company and its Subsidiaries, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Parent Guaranty.  Parent agrees that (i) any notice provided under this Agreement to CTI or its Affiliates (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to Parent for purposes hereof and (ii) any knowledge of CTI or its Affiliates shall be deemed knowledge of Parent for purposes hereof.  Nothing in this Section 15.14 shall be deemed to constitute a waiver of, or prevent Parent from asserting, any valid defense that may be asserted by CTI or one of its Affiliates.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Parent, Buyer and, after the Closing, the Company and its Subsidiaries may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against CTI, one of its Affiliates (other than the Company and its Subsidiaries) or any other person, and any failure by the Buyer, the Company or its Subsidiaries to make any such demand, to pursue such other rights or remedies or to collect any payments from CTI, its Affiliates or any other person shall not relieve Parent of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer, the Company or its Subsidiaries against Parent.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement, to be signed the day and year first above written.

CROSSTOWN TRADERS, INC. By: Name: Title:
NORM THOMPSON OUTFITTERS, INC. By: Name: Title:

Solely for the purposes of Section 15.14: CHARMING SHOPPES, INC. By: Name: Title:

[signatures continued on next page]

Solely for the purposes of Section 15.13: DRAPER’S & DAMON’S, INC. By: Name: Title:
HABAND COMPANY LLC By: Name: Title:
JOHNNY APPLESEED’S INC. By: Name: Title:
BLAIR LLC By: Name: Title:
ORCHARD BRANDS CORPORATION By: Name: Title: